Exhibit 10.1

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of January 29, 2010

Between

ALLIED CAPITAL CORPORATION

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

$250,000,000
__________________

JPMORGAN SECURITIES INC.
as Sole Lead Arranger and Sole BookrunnerTABLE OF CONTENTS

Page

SECTION 1.DEFINITIONS AND TERMS.
1.1 1.2 1.3 SECTION 2.COMMITMENTS. 2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8
Definitions
General; References to Times
Accounting Principles

Loans
Rates and Payment of Interest on Loans.
Number of Interest Periods
Repayment of Loans
Prepayments.
Continuation
Conversion
Loan Accounts, Promissory Notes.

SECTION 3.PAYMENTS, FEES AND OTHER GENERAL PROVISIONS.
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12
Payments
Pro Rata Treatment
Sharing of Payments, Etc
Offset
Booking Borrowings
Several Obligations
Minimum Amounts.
Fees
Computations
Maximum Rate
Interest Recapture
Agreement Regarding Interest and Charges

SECTION 4.YIELD PROTECTION, ETC.
4.1 4.2 4.3 4.4 4.5 4.6 4.7	Increased Cost and Reduced Return. Inability to Determine Rates Illegality Treatment of Affected Loans Compensation Taxes. Removal of Lenders
SECTION 5.CONDITIONS PRECEDENT.
SECTION 6.REPRESENTATIONS AND WARRANTIES.
6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9 6.10 6.11 6.12 6.13 6.14 6.15 6.16 6.17 6.18 6.19 6.20 6.21 6.22 6.23 6.24 6.25 6.26
Organization; Power; Qualification
Ownership Structure
Authorization; Governmental Authorization; Other Consents
No Contravention
Compliance with Law; Governmental Approvals
Ownership of Assets; Leases
Existing Indebtedness; Future Liens.
Litigation
Taxes
Financial Statements; Material Liabilities
ERISA
Absence of Defaults; Observance of Agreements, Statutes, and Orders.
Environmental Matters.
Investment Company
Margin Stock
Affiliate Transactions
Licenses and Permits
Disclosure
RIC Status
Foreign Assets Control Regulations, Etc.
Business
Insurance.
Collateral Documents
Solvency
Binding Effect
Survival of Representations and Warranties, Etc

SECTION 7.AFFIRMATIVE COVENANTS.
7.1
7.2
7.3
7.4
7.5
7.6
7.7
7.8
7.9
7.10
7.11
7.12
7.13
7.14
SECTION 8.INFORMATION.
8.1
8.2
8.3
8.4
8.5
8.6
SECTION 9.NEGATIVE COVENANTS.
9.1
9.2
9.3
9.4
9.5
9.6
9.7
9.8
9.9
9.10
9.11
9.12
9.13
SECTION 10.DEFAULT.
10.1
10.2
10.3
10.4
10.5
10.6
10.7
10.8
10.9
Preservation of Existence and Similar Matters
Compliance with Applicable Law
Maintenance of Property
Insurance
Payment of Taxes and Claims
Visits and Inspections
Books and Records
Conduct of Business
ERISA Exemptions
Collateral Requirements.
Obligations
Further Assurances
Use of Proceeds
Post-Closing Covenants

Quarterly Financial Statements
Annual Statements
Compliance Certificate; Investments Reports; Borrowing Base Certificates.
Other Information.
Borrowing Base and Valuation
Platform; Public/Private Information

Financial Covenants.
Swap Contracts
Limitation on Liens
Restricted Payments
Merger, Consolidation, Sales of Assets, Change of Control.
Fiscal Year
Transactions with Affiliates
Employee Benefit Plans
Prepayment of Other Debt.
Nature of Business
Investments
Section 18(a)(1)(A) of the Investment Company Act
Terrorism Sanctions Regulations

Events of Default
Remedies Upon Event of Default
Allocation of Proceeds
Performance by Administrative Agent
Rights Cumulative
Borrower Waivers
Delegation of Duties and Rights
Not in Control
Course of Dealing

SECTION 11.APPOINTMENT OF ADMINSTRATIVE AGENT.
SECTION 12.MISCELLANEOUS. 12.1 12.2 12.3 12.4 12.5 12.6 12.7 12.8 12.9 12.10 12.11 12.12 12.13 12.14 12.15 12.16 12.17 12.18 12.19

Notices.
Expenses.
Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
Successors and Assigns.
Amendments, Etc.
Nonliability of Agent and Lenders
Confidentiality
INDEMNIFICATION.
Severability of Provisions
Reserved.
Reserved.
Governing Law
Counterparts
Entirety
Construction
Discharge Only Upon Payment in Full
Payments Set Aside
USA Patriot Act
Intercreditor Agreement

SCHEDULES AND EXHIBITS
Schedule 1 Schedule 2 Schedule 3 Schedule 5 Schedule 6.2 Schedule 6.2(c) Schedule 6.3 Schedule 6.7 Schedule 6.8 Schedule 6.10 Schedule 6.22 Schedule 7.14 Schedule 9.3	- - - - - - - - - - - - -	Approved Dealers and Approved Pricing Services
Lenders and Commitments
Designated Officers
Control Agreements
Ownership Structure
Specified Agreements
Consents/Filings
Indebtedness
Litigation
Financial Statements
Insurance
Post-Closing Deliverables
Permitted Liens
Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J	- - - - - - - - - -	Form of Assignment and Assumption
Form of Notice of Continuation
Form of Notice of Conversion
Form of Promissory Note
Form of Notice of Borrowing
Form of Compliance Certificate
Reserved
Reserved
Form of Subsidiary Guaranty
Form of Borrowing Base Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of January 29, 2010, by and among ALLIED CAPITAL CORPORATION, a corporation organized under the laws of the State of Maryland (“Borrower”), the Lenders (hereinafter defined), and JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent (hereinafter defined) for itself and the other Lenders.

RECITALS

A. Borrower desires to refinance and repay the indebtedness outstanding pursuant to that certain Amended and Restated Credit Agreement dated as of August 28, 2009 between Borrower, Bank of America, N.A., as administrative agent thereunder (the “Former Agent”) and the lenders party thereto (the “Existing Credit Agreement”).

B. Borrower has requested that the Lenders make term loans to it in an aggregate principal amount of $250,000,000 to (i) refinance certain indebtedness owing to JPMorgan Chase Bank, N.A. outstanding pursuant to the Existing Credit Agreement, (ii) repay indebtedness owed to the lenders (other than JPMorgan Chase Bank, N.A.) pursuant to the Existing Credit Agreement and (iii) repay the outstanding Senior Notes.

C. Simultaneously with the refinancing and repayment of the Existing Credit Agreement indebtedness and the Senior Notes, Borrower, Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement.

Accordingly, in consideration of the mutual covenants contained herein, Borrower, Administrative Agent and the Lenders agree that the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1.	DEFINITIONS AND TERMS.

1.1

Definitions. As used herein:

“Adequate Rating” means a senior unsecured debt rating of A- or higher by S&P or Fitch Ratings, or a rating of A3 or higher by Moody’s.

“Adjusted EBIT” means, for any period with respect to Borrower and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than Taxes, Interest Expense, non-cash employee stock options expense and Non-Recurring Expenses and excluding (a) net realized gains or losses, (b) net change in unrealized appreciation or depreciation, (c) gains on re-purchases of Debt and losses attributable to the extinguishment of Debt, and (d) the amount of interest paid-in-kind (“PIK”) to the extent such amount exceeds the sum of (i) PIK interest collected in cash and (ii) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (d)(ii) shall not be less than 0, all as determined in accordance with GAAP.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) one minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

“Adjusted Interest Expense” means, for any period with respect to Borrower and its Consolidated Subsidiaries on a consolidated basis, cash interest paid in respect of the stated rate of interest (including any default rate of interest, if applicable) applicable to any Debt. For the avoidance of doubt, “Adjusted Interest Expense” shall not include the fees referred to in Section 3.8 to the extent paid on the Closing Date or any other expenses incurred by Borrower or any of its Consolidated Subsidiaries in connection with the closing of this Agreement, in each case to the extent included in the calculation of “Interest Expense” as such term is used in the definition of “Adjusted EBIT”.

“Administrative Agent” means JPMorgan Chase Bank, N.A. as successor to the Former Agent, and JPMorgan Chase Bank, N.A.’s permitted successors or assigns as “Administrative Agent” for the Lenders under this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 8.5.

“Affected Lender” has the meaning given that term in Section 4.7.

“Affiliate” means, (a) as to Borrower or any Consolidated Subsidiary, any Person (other than a Consolidated Subsidiary or Portfolio Company) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Borrower or such Consolidated Subsidiary; and (b) as to any other Person, any Person which (i) directly or indirectly, or through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, (ii) beneficially owns or holds 5.0% or more of any class of the Voting Stock of such Person, or (iii) 5.0% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5.0% or more of the Equity Interest) of which is beneficially owned by such Person. For purposes of this definition, (x) “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise, other than by investment advisory contracts entered into in the ordinary course of business of Borrower or a Consolidated Subsidiary of Borrower, and (y) neither Administrative Agent nor any Lender shall be deemed to be an “Affiliate” of Borrower.

“Agreement” means this Second Amended and Restated Credit Agreement (as the same may hereafter be amended, modified, supplemented, or restated from time to time).

“Agreement Date” means the date as of which this Agreement is dated.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%), (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate”, and (c) the daily 1-month Eurodollar Rate plus 2.5%.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Debt” means (a) Outstanding Public Debt, and (b) any Debt in an aggregate principal amount of $25,000,000 or more.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, and orders of all governmental bodies and all applicable orders and decrees of all courts, tribunals, and arbitrators.

“Applicable Rate” means 4.50% per annum for Eurodollar Borrowings and 2.00% per annum for Base Rate Borrowings.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, (d) in the case of each of clauses (a), (b) and (c) above, any dealer set forth on Schedule 1 or (e) any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule 1 or any other pricing or quotation service approved by the Board of Directors of Borrower and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution or minutes of a meeting of the Board of Directors of Borrower evidencing that such pricing or quotation service has been approved by Borrower).

“Ares Acquisition” means the acquisition by Ares Capital Corporation of 100% of the outstanding capital stock of Borrower in accordance with the Agreement and Plan of Merger dated as of October 26, 2009, among Ares Capital Corporation, ARCC Odyssey Corp. and Borrower.

“Arm’s-Length Transaction” means, at any time and with respect to any property, an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller.

“Arranger” means J.P. Morgan Securities Inc. and its successors and assignees in its capacity as “Sole Lead Arranger” and “Sole Bookrunner.”

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investor advisor.

“Assignment and Assumption” means an Assignment and Assumption agreement among a Lender, an Eligible Assignee, and Administrative Agent, substantially in the form of Exhibit A or such other form as may be agreed to by such Lender, such Eligible Assignee, and Administrative Agent.

“Assignment Fee” means a processing and recordation fee charged by Administrative Agent for each assignment in the amount of $3,500.

“Attorney Costs” means and includes all reasonable fees, expenses, and disbursements of any law firm or other external counsel.

“BAC Deposit Accounts” means each deposit account of Borrower or any Consolidated Subsidiary maintained with Bank of America, N.A. as of the Closing Date.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Book Value” means, at any date of determination with respect to any asset, the value thereof as the same would be reflected on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at such time prepared in accordance with GAAP.

“Borrower” is defined in the preamble to this Agreement and includes any permitted successors or assigns of Borrower.

“Borrower Materials” has the meaning assigned to such term in Section 8.6.

“Borrower’s Knowledge” means the actual knowledge of the senior officers set forth on Schedule 3 hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” has the meaning assigned to such term in Section 8.5.

“Borrowing Base Certificate” means a certificate of a Senior Financial Officer of Borrower, substantially in the form of Exhibit J and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, by which (a) the aggregate outstanding principal amount of Loans as of such date exceeds (b) the Maximum Permitted Loans.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalized Lease” shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its Consolidated Subsidiaries in accordance with GAAP.

“Capitalized Rentals” of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“Cash” means any immediately available funds in Dollars.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; and

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities) shall not include any such investment of more than 10% of total assets of the Loan Parties in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Cash Management Bank” means JPMorgan Chase Bank, N.A., and any other Person that, at the time it enters into a Cash Management Services Agreement, is a Lender or an Affiliate of a Lender hereunder, in its capacity as a party to such Cash Management Services Agreement.

“Cash Management Services Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, controlled disbursement, automated clearinghouse transactions, return items, electronic funds transfer, and other cash management arrangements, that is entered into by and between Borrower or any Consolidated Subsidiary and a Cash Management Bank.

“Change of Control” means if any Person or Persons acting in concert, together with affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% (by number of shares) of the issued and outstanding Voting Stock of Borrower; provided, that the Ares Acquisition shall not constitute a Change of Control if Borrower causes a Special Acquisition Subsidiary to assume the Obligations in a transaction complying with the provisions of Section 9.5(e)(ii).

“Change in Law” has the meaning given such term in Section 4.1(a).

“Closing” means consummation of the transactions contemplated by this Agreement upon the execution and delivery of this Agreement by Borrower and the Lenders hereto and the payment of all amounts required to be paid pursuant to Section 5.

“Closing Date” means the date on which the conditions specified in Section 5 are satisfied (or waived in accordance with this Agreement).

“Collateral” means “Collateral” as described in the Security Agreement, together with any other property and collateral in which a Lien in favor of Collateral Agent may now or hereafter be created under the Collateral Documents.

“Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent under the Collateral Documents, together with its successors and assigns in such capacity appointed pursuant to the terms hereof.

“Collateral Documents” has the meaning set forth in the Security Agreement.

“Commercial Mortgage Loan” means a loan secured by a Lien on improved real estate used for commercial purposes.

“Commitment” means, as to each Lender, the commitment of such Lender to make or continue loans hereunder on the Closing Date in the amount set forth for such Lender on Schedule 2 as such Lender’s “Commitment Amount”.

“Compliance Certificate” means a certificate signed by a Senior Financial Officer of Borrower, substantially in the form of Exhibit F.

“Consolidated Debt” shall mean as of the date of any determination thereof, the aggregate unpaid principal amount of all Debt of Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” shall mean any and all Subsidiaries (other than Allied Capital Beteiligungsberatung GmbH, a dormant Consolidated Subsidiary being liquidated) which are required to be consolidated on financial statements of Borrower prepared in accordance with GAAP.

“Contingent Obligation” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Contingent Obligation in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Contingent Obligation in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

“Continue,” “Continuation,” and “Continued” each refers to the continuation of a Eurodollar Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Control Agreement” means each Amended and Restated Securities Account Control Agreement, Custody Control Agreement and Deposit Account Control Agreement, as applicable, listed on Schedule 5 hereto.

“Control Event” means (i) the execution by Borrower or any of its Consolidated Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control, (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of Borrower, which offer, if accepted by the requisite number of holders, would result in a Change of Control.

“Controlled Foreign Corporation” has the meaning set forth in the Security Agreement.

“Convert,” “Conversion,” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Rating” means, at any time as to any Person, the lowest rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of such Person.

“Custody Control Agreement” has the meaning set forth in the Security Agreement.

“Debt” means, with respect to any Person, at the time of computation thereof, all of the following (without duplication); provided that solely for the purposes of calculating compliance with the financial covenants in Section 9.1, “Debt” shall not include clause (f) below:

(a) its liabilities for borrowed money and under repurchase agreements (whether on a recourse or non-recourse basis);

(b) its liabilities, whether or not for money borrowed (i) represented by notes payable or drafts accepted, in each case representing extensions of credit or (ii) evidenced by bonds, debentures, notes, or similar instruments;

(c) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business, but including all liabilities created or arising under any conditional sales contracts or other title retention agreement with respect to any property, and any or other similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for such property);

(d) its Capitalized Rentals;

(e) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(f) all reimbursement obligations of such Person under any letters of credit or acceptances or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not the same have been presented for payment), and all obligations of such Person as the issuer of any letters of credit, acceptances or such other instruments (whether or not the same have been presented for payment);

(g) its liabilities under Swap Contracts entered into for the purpose of hedging interest rate or currency risks with respect to Debt; and

(h) any Contingent Obligation of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof;

provided that any amount receivable by Borrower or any of its Consolidated Subsidiaries under a Swap Contract referred to in the preceding clause (g), as determined in accordance with the definition of Swap Contract, shall apply as an offset in the calculation of the total amount of Debt if and only if (i) the counterparty in such Swap Contract has an Adequate Rating or (ii) in the event such counterparty ceases to maintain an Adequate Rating, such counterparty has posted collateral to the benefit of Borrower or the relevant Consolidated Subsidiary to secure such receivable, in which case, the amount of such receivable that shall apply as an offset in the calculation of the total amount of Debt shall be limited to the fair market value of such collateral.

“Debt” of any Person shall include all obligations of such Person of the character described in clauses (a) through (h) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event or condition the occurrence or existence of which would, with the giving of notice, the lapse of time, or both, become an Event of Default.

“De Minimis Employee Buybacks” means the acquisition for a de minimis purchase price by Borrower from employees or directors of Borrower of unexercised options issued under Borrower’s Amended Stock Option Plan; provided (a) such acquisition is made to facilitate the refinancing of a substantial portion of the Obligations and (b) the aggregate purchase price for all such acquisitions at any time while the Obligations are outstanding does not exceed $500,000.

“Deposit Account Control Agreement” has the meaning set forth in the Security Agreement.

“Disclosure Documents” means Borrower’s Form 10-K for the fiscal year ended December 31, 2008, Borrower’s Form 10-Qs for the fiscal quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively, and its current reports filed on Form 8-K subsequent to November 6, 2009.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights or claims associated therewith. For the avoidance of doubt, (a) the bona fide repayment or prepayment in the customary course of business of any Indebtedness owing from a Portfolio Company to Borrower or any Consolidated Subsidiary (and the transfer, assignment, sale, or release of any instrument or other asset relating thereto) shall not be considered a Disposition of such asset and (b) the sale of Borrower’s or any Consolidated Subsidiary’s machinery, equipment, vehicles, furniture, or fixtures shall not be considered a “Disposition” of an asset.

“Dollars” or “$” means the lawful currency of the United States of America.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of any Lender; (c) an Approved Fund; and (d) any other Person approved by Administrative Agent and (unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 12.4) Borrower, such approval not to be unreasonably withheld or delayed by Borrower or Administrative Agent and such approval to be deemed given by Borrower if no objection is received by the assigning Lender and Administrative Agent from Borrower within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to Borrower; provided, however, that neither Borrower nor an Affiliate of Borrower nor any Portfolio Company shall qualify as an Eligible Assignee.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of Hazardous Materials, but only to the extent applicable to Borrower or any other Grantor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” shall mean any corporation, trade, or business (other than any Portfolio Company) that is, along with Borrower, a member of a controlled group of corporations or a group of trades or businesses under common control, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001(14) of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” means any of the events specified in Section 10.1; provided that, any requirement for notice or lapse of time or any other condition has been satisfied.

“Excess Collateral” has the meaning set forth in the Security Agreement.

“Exchange Act” has the meaning given that term in Section 6.15.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 4.7), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law having the force of law) to comply with Section 4.6(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 4.6.

“Existing Credit Agreement” has the meaning specified in the Recitals.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the amended and restated fee letter agreement dated as of January 27, 2010, between Borrower, JPMCB and the Arranger (as amended, modified or restated from time to time).

“Fees” means the fees and commissions provided for or referred to in the Fee Letter and any other fees payable by Borrower to the Administrative Agent, the Arranger or any Lender hereunder or under any other Loan Document.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Former Agent” has the meaning specified in the Recitals.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles at the time in the United States.

“Governmental Approvals” means all authorizations, consents, approvals, licenses, and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any jurisdiction in which Borrower or any Consolidated Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of Borrower or any Consolidated Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Grantors” means, collectively, Borrower, the Subsidiary Grantors, and any other Person that now or hereafter grants a Lien on its property or assets to secure the Obligations, and individually, any of the foregoing.

“Hazardous Materials” means any and all pollutants, toxic, or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which are required by Applicable Law, or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited, or penalized by any Applicable Law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas, or similar restricted, prohibited or penalized substances.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of unreimbursed drawings under letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swap Contracts of such Person; and

(g) any Contingent Obligation of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Collateral Agency Agreement dated as of the date hereof by and between the Administrative Agent and the Collateral Agent, and consented and agreed to by Borrower, each of the Subsidiary Grantors and Pledge LLC, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with the terms thereof.

“Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including capitalized interest expense and interest expense attributable to Capitalized Leases) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Investment” means, with respect to any Person and whether or not such investment constitutes a controlling interest in such Person (a) the purchase or other acquisition of any share of capital stock, evidence of Debt, or other security issued by any other Person; (b) any loan, advance, or extension of credit to, or contribution (in the form of money or goods) to the capital of, or the acquisition of a sale leaseback asset from and the lease thereof to, any other Person; (c) any guaranty of the Debt of any other Person; (d) any other investment in any other Person; and (e) any commitment or option to make an Investment in any other Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Grade Rating” means a Credit Rating of BBB– or higher by S&P, Baa3 or higher by Moody’s, or the equivalent or higher of either such rating by another Rating Agency.

“JPMCB” means JPMorgan Chase Bank, N.A. and its permitted successors and assigns.

“Lenders” means the Lenders from time to time party hereto. As of the Closing Date, the Lenders are the Persons named as Lenders on Schedule 2 hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Lien” has the meaning set forth in the Security Agreement.

“Loan Documents” means (a) this Agreement, the Promissory Notes, the Intercreditor Agreement, each Subsidiary Guaranty, the Collateral Documents, and the Fee Letter, (b) all agreements, documents, or instruments in favor of Administrative Agent, or Lenders executed and delivered by Borrower or any Consolidated Subsidiary pursuant to this Agreement or otherwise delivered by Borrower or any Consolidated Subsidiary in connection with all or any part of the Obligations on and after the Closing Date, and (c) any and all future renewals, extensions, restatements, reaffirmations, amendments of, or supplements to, all or any part of the foregoing.

“Loan Parties” means, collectively, Borrower, each Subsidiary Guarantor, and each Grantor.

“Loans” means the term loans made (or continued) by Lenders to Borrower in accordance with Sections 2.1(a) and (b) of this Agreement.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of Borrower and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, affairs, financial condition, operations, assets, or properties, of Borrower and its Consolidated Subsidiaries taken as a whole, (b) the ability of Borrower to perform its material obligations under (i) this Agreement, (ii) the Security Agreement, (iii) the Intercreditor Agreement, or (iv) the remaining Loan Documents (taken as a whole, for all such remaining Loan Documents), (c) the validity or enforceability of (i) this Agreement, (ii) the Security Agreement, (iii) the Intercreditor Agreement, or (iv) the remaining Loan Documents (taken as a whole for all such remaining Loan Documents), or (d) the rights and remedies of Lenders and Administrative Agent under (i) this Agreement, (ii) the Security Agreement, (iii) the Intercreditor Agreement, or (iv) the remaining Loan Documents (taken as a whole for all such remaining Loan Documents). Except with respect to representations made or deemed made by Borrower or any Consolidated Subsidiary in this Agreement or in any of the other Loan Documents to which it is a party, all determinations of materiality shall be made by the Requisite Lenders in their reasonable judgment unless expressly provided otherwise.

“Material Default” means any Default pursuant to Sections 10.1(b) or (g).

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Material Subsidiary” means, as of the date of any determination thereof, any Consolidated Subsidiary which has total assets having a value (determined from time to time in accordance with the market valuation method pursuant to GAAP) greater than or equal to 5% of the consolidated total assets of Borrower and its Consolidated Subsidiaries.

“Maturity Date” means the earlier of (a) February 28, 2011, or (b) such earlier date upon which the Obligations are declared due and payable in accordance with the terms hereof.

“Maximum Amount” and “Maximum Rate” respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under Applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations.

“Maximum Permitted Loans” means (a) for any date on which the aggregate outstanding Loans exceed $175,000,000, an amount equal to the Borrowing Base as of such date divided by 2.5 and (b) for any date on which the aggregate outstanding Loans is less than or equal to $175,000,000, an amount equal to the Borrowing Base as of such date divided by 2.0.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” has the meaning as in ERISA.

“Net Proceeds” means, with respect to any Disposition by Borrower or any Consolidated Subsidiary, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with, and which relate to, such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by Borrower or such Consolidated Subsidiary in connection with such transaction, including selling expenses such as reasonable brokers’ or finders’ fees or commissions, incentive bonuses or compensation paid to third parties, legal, accounting and other professional and transactional fees and transfer and similar taxes reasonably estimated to be paid within three months after the date of the relevant transaction, (iii) income taxes reasonably estimated to be actually payable within two years after the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Proceeds, (iv) amounts provided as a reserve, in accordance with GAAP, against (A) any liabilities under any indemnification obligations associated with such Disposition or (B) any other liabilities retained by Borrower or any of its Consolidated Subsidiaries associated with the properties sold in such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (v) Borrower’s good faith estimate of payments required to be made within 180 days of such Disposition with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days after such Disposition, such cash proceeds shall constitute Net Proceeds), and (vi) Borrower’s good faith estimate of all reserves necessary or prudent to be held with respect to earn-outs or similar contingent or future liabilities related to such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds).

“Non-Consenting Lender” has the meaning given that term in Section 12.5.

“Non-Recurring Expenses” means expenses incurred in connection with (i) the Ares Acquisition (whether or not consummated), (ii) the refinancing of Debt outstanding under the Existing Credit Agreement and the Senior Notes (other than Interest Expense) and (iii) employee severance.

“Notice of Borrowing” means a notice in the form of Exhibit E to be delivered to Administrative Agent pursuant to Section 5.

“Notice of Continuation” means a notice in the form of Exhibit B to be delivered to Administrative Agent pursuant to Section 2.6, evidencing Borrower’s request for the Continuation of a Eurodollar Loan.

“Notice of Conversion” means a notice in the form of Exhibit C to be delivered to Administrative Agent pursuant to Section 2.7, evidencing Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of and all accrued and unpaid interest on, all Loans, and (b) all other indebtedness, liabilities, obligations, covenants and duties of Borrower or any other Loan Party owing to Administrative Agent, or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, and all indebtedness and obligations of Borrower or any of its Consolidated Subsidiaries under any Cash Management Services Agreement owing to a Cash Management Bank, in each case including all Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws and any amendments thereto (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and any amendments thereto; and (c) with respect to any partnership, joint venture, trust, or other form of business entity, the partnership, joint venture, or other applicable agreement of formation or organization and any amendments thereto, and any agreement, instrument, filing, or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Public Debt” means, at any time, the then outstanding principal amount of Indebtedness issued under the Indenture by and between Borrower and The Bank of New York, dated as of June 16, 2006, as supplemented by (a) the First Supplemental Indenture by and between Borrower and The Bank of New York, dated as of July 25, 2006, pursuant to which Borrower has issued its $400,000,000 6.625% Notes due July 15, 2011, (b) the Second Supplemental Indenture by and between Borrower and The Bank of New York, dated as of December 8, 2006, pursuant to which Borrower has issued its $250,000,000 6.0% Notes due April 1, 2012, and (c) the Third Supplemental Indenture by and between Borrower and The Bank of New York, dated as of March 28, 2007, pursuant to which Borrower has issued its $230,000,000 6.875% Notes due April 15, 2047.

“Participant” has the meaning given that term in Section 12.4(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Perfection Requirement” has the meaning set forth in the Security Agreement.

“Permitted Liens” has the meaning given that term in Section 9.3.

“Permitted Preferred Stock” means preferred stock that is issued from time to time by a Consolidated Subsidiary for the purpose of qualifying such Consolidated Subsidiary as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code and having an aggregate stated value not exceeding $500,000 at any one time outstanding; provided that, in any event Permitted Preferred Stock shall not include any Voting Stock.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 and 430 of the Internal Revenue Code and either (a) is maintained, or contributed to, by Borrower or any ERISA Affiliate for employees of Borrower or any ERISA Affiliate or (b) has at any time within the preceding five years been maintained, or contributed to, by Borrower or any Person which was at such time an ERISA Affiliate for employees of Borrower or any Person which was at such time an ERISA Affiliate.

“Platform” has the meaning given that term in Section 8.6.

“Pledge LLC” means one or more Wholly-Owned Consolidated Subsidiaries, each of which (a) has title to personal or real property which would constitute Collateral but for limitations in the documents which govern such personal or real property which restrict the grant of a Lien in respect thereof, (b) has no Debt outstanding other than (i) Debt owing to Borrower which has been evidenced by a promissory note and the holder thereof has pledged the same to the Collateral Agent pursuant to the Collateral Documents, and (ii) Debt arising under the Subsidiary Guaranty executed by Pledge LLC, and (c) has had all of its Voting Stock and Debt owing to Borrower pledged to the Collateral Agent as Collateral.

“Portfolio Company” means any Person that is accounted for under GAAP as a portfolio Investment of either Borrower or a Subsidiary of Borrower.

“Portfolio Investment” means any Investment held by the Loan Parties in their asset portfolio (and solely for purposes of determining the Borrowing Base, Cash and Cash Equivalents), including Investments in Portfolio Companies. Without limiting the generality of the foregoing, it is understood and agreed that any Portfolio Investments held by any Subsidiary that is not a Subsidiary Guarantor or in which the Collateral Agent does not have a first-priority perfected Lien in as security for the Obligations shall not be treated as Portfolio Investments.

“Post-Default Rate” means an interest rate equal to the sum of (a) the Alternate Base Rate plus the Applicable Rate and (b) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Post-Default Rate shall be an interest rate equal to the interest rate applicable to such Loan as specified in Section 2.2(a)(ii) plus 2% per annum.

“Principal Debt” means, at any time of determination thereof (but without duplication), the aggregate unpaid principal balance of all Loans.

“Principal Office” means the principal office of the Administrative Agent.

“Priority Debt” means (without duplication) (a) all Debt of Borrower and its Consolidated Subsidiaries secured by a Lien, (b) all liabilities of Borrower and its Consolidated Subsidiaries in respect of Swap Contracts if such liabilities are secured by a Lien or are obligations of a Consolidated Subsidiary, and (c) all unsecured Debt of Consolidated Subsidiaries (excluding in each case, any Debt or liability owing to Borrower or a Subsidiary Guarantor).

“Promissory Note” means a promissory note substantially in the form of Exhibit D, and all renewals and extensions of all or any part thereof.

“Rating Agency” means S&P, Moody’s, or any other nationally recognized securities rating agency selected by Borrower and acceptable to Administrative Agent.

“Reference 10-K” means the Form 10-K filed by Borrower with the Securities and Exchange Commission for the fiscal year ending December 31, 2008.

“Register” has the meaning given that term in Section 12.4(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Rentals” shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by Borrower or any Consolidated Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by Borrower or any Consolidated Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Reportable Event” means a reportable event within the meaning of Section 4043 of ERISA for which the reporting to the PBGC is not waived.

“Requisite Lenders” means on any date of determination those Lenders holding more than 51% of the outstanding Loans.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against, in the case of Eurodollar Loans, “Eurocurrency liabilities” (as such term is used in Regulation D of the Board of Governors of the Federal Reserve System, as amended). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which includes Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of Borrower. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Internal Revenue Code.

“S&P” means Standard & Poor’s Rating Group, a division of McGraw-Hill Companies, Inc.

“Second Tier Collateral” has the meaning set forth in the Security Agreement.

“Secured Cash Management Obligations” means obligations of Borrower or any Consolidated Subsidiary owed to a Cash Management Bank under a Cash Management Services Agreement; provided, however, that if such Cash Management Bank ceases to be a Lender or an Affiliate of a Lender, such obligations will be “Secured Cash Management Obligations” as herein defined only to the extent that they constitute “Bank Obligations” as defined in the Intercreditor Agreement.

“Secured Party” has the meaning set forth in the Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Security Agreement” means that certain Amended and Restated Pledge, Assignment, and Security Agreement dated as of the date hereof, by and among Borrower, each Subsidiary Grantor, and the Collateral Agent for the benefit of the Secured Parties, the form and substance of which is acceptable to the Requisite Lenders, as such agreement may be amended, restated, joined, and supplemented from time to time.

“Security Interest” has the meaning set forth in the Security Agreement.

“Senior Financial Officer” means the chief financial officer, chief executive officer, chief operating officer, chief accounting officer, treasurer, or controller of Borrower or any Consolidated Subsidiary, as applicable; provided, that the term “Senior Financial Officer”, when used in this Agreement without reference to any particular entity, shall mean a Senior Financial Officer of Borrower.

“Senior Note Agreement” means that certain Amended, Restated and Consolidated Note Agreement, dated as of August 28, 2009 by and among Borrower and the Noteholders, which amends, restates, and consolidates the terms and provisions of certain note agreements therein referenced and provides for the issuance by Borrower of the Senior Notes, as the same may be amended in accordance with the Intercreditor Agreement.

“Senior Notes” means Borrower’s notes issued pursuant to the Senior Note Agreement, as follows: Borrower’s Series A-1 Senior Notes due June 15, 2010, Borrower’s Series A-2 Senior Notes due June 15, 2010, Borrower’s Series B-1 Senior Notes due June 15, 2011, Borrower’s Series B-2 Senior Notes due June 15, 2011, Borrower’s Series C-1 Senior Notes due March 31, 2012, Borrower’s Series C-2 Senior Notes due March 31, 2012, and Borrower’s Series CMW Senior Notes due April 1, 2012.

“Special Acquisition Subsidiary” means a Wholly-Owned Subsidiary of Borrower and, following the consummation of the Ares Acquisition, a Wholly-Owned Subsidiary of Ares Capital Corporation, formed for the purpose of assuming or incurring the Obligations in a transaction complying with the requirements of Section 9.5(e)(ii) and that will, following the date of the Ares Acquisition, satisfy each other applicable requirement of a “Special Acquisition Subsidiary” under Ares Capital Corporation’s senior bank facility.

“Subsidiary” with respect to any Person shall mean (a) any corporation, partnership, association, or other business entity at least 50% of the outstanding shares of Voting Stock or similar interests of which are owned, directly or indirectly, by such Person (including, without limitation, any limited partnership in which such Person, directly or indirectly, shall have at least a 50% vote on matters as to which limited partners may vote), (b) any general or limited partnership of which such Person shall be a general partner or as to which such Person otherwise shall have unlimited liability, (c) any general or limited partnership a general partner of which can be changed or removed by such Person (other than removals that could be accomplished by voluntary withdrawal of such general partner only), or (d) any general or limited partnership in which (i) the amount represented by such Person’s capital account shall be equal to at least 50% of the aggregate amount represented by the total of all partners’ capital accounts or (ii) such Person shall be allocated at least 50% of the profit (or loss) or distributable cash of the partnership; provided, however, that the term “Subsidiary”, when used in this Agreement without reference to any particular Person, shall mean a Subsidiary of Borrower; and provided further that no Portfolio Company shall be deemed a Subsidiary of Borrower or any of its Subsidiaries.

“Subsidiary Grantors” means, collectively, all Consolidated Subsidiaries (other than a Pledge LLC) and, individually, any of the foregoing.

“Subsidiary Guarantors” means, collectively, all Consolidated Subsidiaries and, individually, any of the foregoing.

“Subsidiary Guaranty” means any agreement pursuant to which a Subsidiary Guarantor has unconditionally guaranteed the payment and performance of the Obligations, which Subsidiary Guaranty shall be in substantially the form of Exhibit I hereto and in form and substance reasonably satisfactory to the Requisite Lenders.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement. For the purposes of this Agreement, the amount of the obligation (whether positive or negative) under any Swap Contract shall be the amount payable or receivable by Borrower or any of its Consolidated Subsidiaries determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Contract had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap Contract provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Taxes” means, for any Person, taxes, assessments, duties, imposts, or other governmental charges, deductions, withholdings, or levies imposed upon such Person, its income, or any of its properties, franchises, or assets, and all liabilities with respect thereto.

“Type” with respect to any Loan, refers to whether such Loan is a Eurodollar Loan or Base Rate Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan.

“Uniform Commercial Code” means the Uniform Commercial Code as adopted in the applicable jurisdiction from time to time.

“Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-Owned” when used in connection with any Consolidated Subsidiary shall mean a Consolidated Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares and Permitted Preferred Stock) shall be owned by Borrower and/or one or more of its Wholly-Owned Subsidiaries.

1.2 General; References to Times. References in this Agreement to “Sections,” “Exhibits,” and “Schedules” are to sections, exhibits, and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument, or agreement, or replacement or predecessor thereto, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary, and a reference to an “Affiliate” means a reference to an Affiliate of Borrower. Titles and captions of Sections, subsections, and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise indicated, all references to time are references to New York, New York, time.

1.3 Accounting Principles. All accounting and financial terms used in the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and, for such purposes, to the extent consistent with GAAP, all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period. If Borrower or any Lender determines that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the others and Administrative Agent not later than 30 days after Borrower’s delivery of any financial statements pursuant to Section 8.1 or 8.2 reflecting such change in GAAP, request renegotiation of the financial covenants affected by such change. If Borrower and Requisite Lenders have not agreed on revised covenants within 30 days after delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date immediately prior to the date on which the change that gave rise to the renegotiation occurred. For purposes of determining compliance with the financial covenants contained in Section 9.1 of this Agreement, any election by Borrower to measure an item of Debt or Indebtedness using fair value (as permitted by Financial Accounting Standards Board 159 or any similar accounting standard) shall be disregarded and such determination shall be made instead using the outstanding amount of such Indebtedness or Debt.

SECTION 2.	COMMITMENTS.
2.1	Loans.

(a) On the Closing Date, Borrower and Administrative Agent agree that it is the parties’ intent that $6,098,258.45 in principal amount of the loans outstanding pursuant to the Existing Credit Agreement be recast, continued and deemed outstanding as term loans pursuant to this Agreement.

(b) On the Closing Date, the Lenders severally agree to make additional term loans to Borrower in an aggregate principal amount equal to $243,901,741.55 (such amount being equal to its Commitment less the principal amount of Loans continued pursuant to Section 2.1(a)).

(c) Amounts repaid or prepaid by Borrower after the Closing Date may not be reborrowed.

2.2 Rates and Payment of Interest on Loans.

(a) Rates. Borrower promises to pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan for the period from and including the Closing Date to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) in the case of Base Rate Loans, the lesser of (A) the sum of the Alternate Base Rate (as in effect from time to time) plus the Applicable Rate, and (B) the Maximum Rate; and

(ii) in the case of Eurodollar Loans, the lesser of (A) the sum of the Adjusted Eurodollar Rate for such Loans (for the Interest Period therefor) plus the Applicable Rate, and (B) the Maximum Rate.

Notwithstanding the foregoing, during the continuance of an Event of Default, at the election of the Requisite Lenders, Borrower hereby promises to pay to Administrative Agent (for the account of each Lender) interest at the applicable Post-Default Rate on the aggregate outstanding principal balance under all Loans made by such Lender and on any other amount payable by Borrower to such Lender hereunder or under any other Loan Document, including any overdue accrued but unpaid interest to the extent permitted under Applicable Law.

(b) Payment of Interest. Accrued interest on each Loan shall be payable as provided in each of the following clauses which apply to such Loan: (i) in the case of a Base Rate Loan, monthly on the fifteenth (15th) day of each calendar month, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and (iii) in the case of a Eurodollar Loan, upon the payment, prepayment, or Continuation thereof, or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued, or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof (via electronic transmission or facsimile) to Lenders to which such interest is payable and to Borrower. All determinations by Administrative Agent of an interest rate hereunder shall be conclusive and binding on Lenders and Borrower for all purposes, absent manifest error.

2.3 Number of Interest Periods. There may be no more than ten (10) different Interest Periods for Eurodollar Loans outstanding at the same time.

2.4 Scheduled Repayment of Loans. On the Maturity Date, Borrower shall repay the entire outstanding principal amount of all Loans outstanding, together with all accrued and unpaid interest and Fees.

2.5 Prepayments.

(a) Optional. Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, without premium or penalty except for payments under Section 4.5, subject to the requirements of this Section.

(b) Mandatory Prepayments. Subject to the requirements of Section 2.5(c):

(i) Asset Dispositions. If Borrower or any of its Consolidated Subsidiaries Disposes of any assets which results in the realization of Net Proceeds, Borrower shall prepay the Loans within three (3) Business Days of receipt of such Net Proceeds in an amount equal to the greater of (A) 56% of the Net Proceeds of such Disposition (or, if an Event of Default has occurred and is continuing, and without limiting any other rights of the Lenders hereunder, 100% of such Net Proceeds) and (B) such amount as shall be necessary so that no Borrowing Base Deficiency would exist immediately after giving effect to such Disposition and such prepayment of the Loans.

(ii) Incurrence of Unsecured Debt. Concurrently with receipt by Borrower or any Consolidated Subsidiary of the proceeds of the incurrence of any unsecured Debt, Borrower shall prepay the Loans in an aggregate amount equal to 100% of the proceeds (net of underwriting discounts and commissions and reasonable and customary out-of-pocket expenses incurred by Borrower or such Consolidated Subsidiary in connection therewith) of the issuance of such unsecured Debt.

(iii) Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, Borrower shall prepay the Loans in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured within five (5) Business Days of Borrower’s delivery of the Borrowing Base Certificate.

(iv) Monthly Cash Sweep. Within five (5) Business Days of the end of each calendar month, Borrower shall prepay the Loans in the amount, if any, by which Borrower’s unrestricted Cash and Cash Equivalents determined as of the last Business Day of such calendar month exceeds $125,000,000.

(v) Clean-Up Payment. On any Business Day that the remaining outstanding Loans are equal to or less than $25,000,000 and Borrower’s unrestricted Cash and Cash Equivalents on such day are equal to or greater than $125,000,000, Borrower shall prepay the Loans in full within five (5) Business Days of such date.

(vi) Change of Control; Sale of All or Substantially All of Borrower’s Assets. If a Change of Control occurs or any prepayment is required under the terms of Section 9.5(d), then concurrently with the consummation of any such Change of Control or concurrently with the receipt of the Net Proceeds of any transaction that constitutes (or is part of a series of transactions that constitutes) a Disposition of all or substantially all of the assets of Borrower, Borrower shall prepay the Loans in full.

(c) Application of Payments. Prior to any repayment or prepayment of any Loans hereunder, Borrower shall select the Borrowing or Borrowings to be repaid or prepaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment. If Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(d) Break Funding Costs. If Borrower is required to pay any outstanding Eurodollar Borrowings by reason of this Section 2.5 prior to the end of the applicable Interest Period therefor, then Borrower shall pay all amounts due under Section 4.5.

(e) Interest. Any prepayment shall be accompanied by all accrued interest on the amount prepaid and, in the case of any Eurodollar Loan, together with any additional amounts required by Section 4.5.

2.6 Continuation. So long as no Default or Event of Default shall have occurred and be continuing, Borrower may on any Business Day, with respect to any Eurodollar Loan, elect to maintain such Eurodollar Loan or any portion thereof as a Eurodollar Loan, as applicable, by selecting a new Interest Period for such Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by Borrower giving to Administrative Agent a Notice of Continuation not later than 12:00 noon on the third Business Day prior to the date of any such Continuation. Such notice by Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Eurodollar Loan, or portion thereof, subject to such Continuation, and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on Borrower once given. Promptly after receipt of a Notice of Continuation (and in any event not later than 1:00 p.m. on the date of receipt thereof), Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation. If Borrower shall fail to select in a timely manner a new Interest Period for any Eurodollar Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefore, Convert into a Base Rate Loan.

2.7 Conversion. Borrower may on any Business Day, upon Borrower’s giving of a Notice of Conversion to Administrative Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a Eurodollar Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loan. Each such Notice of Conversion shall be given by Borrower not later than 12:00 noon (a) on the Business Day prior to the date of any proposed Conversion into Base Rate Loans or (b) on third Business Day prior to the date of any proposed Conversion into Eurodollar Loans. Promptly upon receipt of a Notice of Conversion (and in any event not later than 1:00 p.m. on the date of receipt thereof), Administrative Agent shall notify each Lender by telecopy or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or telecopy confirmed immediately in writing if by telephone, in the form of a Notice of Conversion, specifying (i) the requested date of such Conversion, (ii) the Type of Loan to be Converted, (iii) the portion of such Type of Loan to be Converted, (iv) the Type of Loan into which such Loan is to be Converted, and (v) if such Conversion is into a Eurodollar Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on Borrower once given. Notwithstanding the foregoing, Borrower shall not have the right to convert from a Base Rate Loan to a Eurodollar Loan, or to continue a Eurodollar Loan, during the occurrence and continuance of a Default or an Event of Default.

2.8 Loan Accounts, Promissory Notes.

(a) Loan Accounts; Noteless Transaction. The Principal Debt owed to each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The loan accounts or records maintained by Administrative Agent (including the Register) and each Lender shall be conclusive evidence absent manifest error of the amount of the Loans made to Borrower from each Lender under this Agreement and the interest and principal payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower under the Loan Documents to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of such Lender shall control absent manifest error.

(b) Promissory Notes. Upon the request of any Lender made through Administrative Agent, the Principal Debt owed to such Lender may be evidenced by a Promissory Note.

SECTION 3. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS.

3.1 Payments. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 4, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Account except that payments pursuant to Sections 4, 12.2 and 12.8 shall be made directly to the Persons entitled thereto. If no Default or Event of Default exists and if no order of application is otherwise specified herein or in the other Loan Documents, payments and prepayments of the Obligations shall be applied first to Fees, second to accrued interest then due and payable on the Principal Debt, and then to the remaining Obligations in the order and manner as Borrower may direct. If a Default or Event of Default exists and if no order of application is otherwise specified herein or in the other Loan Documents (or if Borrower fails to give direction as permitted in the preceding sentence), any payment or prepayment shall be applied to the Obligations in accordance with Section 10.3. Administrative Agent shall pay to each Lender any payment or prepayment to which such Lender is entitled hereunder on the same day Administrative Agent shall have received the same from Borrower; provided such payment or prepayment is received by Administrative Agent prior to 12:00 noon, and otherwise before 12:00 noon on the Business Day next following.

3.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each payment or prepayment of principal of Loans shall be made for account of Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (b) each payment of interest on Loans shall be made for the account of Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (c) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.4) shall be made pro rata among Lenders according to the amounts of their respective outstanding Loans, and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

3.3 Sharing of Payments, Etc. Except as contemplated in Section 4.7, if any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise, including as a result of exercising its rights under Section 3.4) which is in excess of its ratable share of any such payment, such Lender shall purchase from the other Lenders such participations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender under any of the circumstances described in Section 12.17 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), the purchase shall be rescinded and the purchase price restored to the extent of such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.3 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

3.4 Offset. Upon the occurrence and during the continuance of an Event of Default, each Lender shall be entitled to exercise (for the benefit of Lenders in accordance with Section 3.3) the rights of offset and/or banker’s lien against each and every account and other property, or any interest therein, which Borrower may now or hereafter have with, or which is now or hereafter in the possession of, such Lender to the extent of the full amount of the Obligations (other than special accounts, trust accounts, or escrow accounts maintained by Borrower in a fiduciary capacity or as an agent for unrelated third parties or any Portfolio Company).

3.5 Booking Borrowings. To the extent permitted by Applicable Law, any Lender may make, carry, or transfer its Loans at, to, or for the account of any of its branch offices or the office of any of its Affiliates; provided that, no Affiliate shall be entitled to receive any greater payment under Section 4 than the transferor Lender would have been entitled to receive with respect to such Loans.

3.6 Several Obligations. The obligations of Lenders hereunder are several and not joint. No Lender shall be responsible for the failure of any other Lender to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to perform any other obligation to be made or performed by such other Lender.

3.7 Minimum Amounts.

(a) Conversions. Each Conversion of Borrowings to Eurodollar Borrowings shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(b) Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000.

3.8 Fees. Borrower agrees to pay to JPMCB for its own account the Fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as set forth therein).

3.9 Computations. Other than calculations in respect of interest at the JPMCB “prime” rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees are made on the basis of actual number of days elapsed in a 360 day year. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.10 Maximum Rate. Regardless of any provision contained in any Loan Document, neither Administrative Agent nor any Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on the Obligations, or any part thereof, any amount in excess of the Maximum Rate, and, if Lenders ever do so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under Applicable Law, (a) treat all Loans as but a single extension of credit (and Lenders and Borrower agree that such is the case and that provision herein for multiple Loans is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lenders shall refund such excess, and, in such event, Lenders shall not, to the extent permitted by Applicable Law, be subject to any penalties provided by any Applicable Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount.

3.11 Interest Recapture. If the designated rate applicable to any Loan exceeds the Maximum Rate, the rate of interest on such Loan shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Principal Debt, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on the Principal Debt.

3.12 Agreement Regarding Interest and Charges. The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Administrative Agent, or any Lender to third parties or for damages incurred by Administrative Agent, or any Lender, are charges made to compensate Administrative Agent, or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent, and Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.

SECTION 4.	YIELD PROTECTION, ETC.
4.1	Increased Cost and Reduced Return.

(a) If, after the date hereof, the adoption of any Applicable Law, rule, or regulation, or any change in any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by any Lender (or its applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority (each a “Change in Law”):

(i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities, or participations of, any Lender (or its applicable Lending Office); or

(ii) shall impose on any Lender (or its applicable Lending Office) or on the London interbank market any other condition, cost, or expense affecting the Loan Documents, Eurodollar Loans made by such Lender, (excluding Taxes, which are addressed in Section 4.6);

(iii) and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under the Loan Documents with respect to any Eurodollar Loans, then Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrower under this Section 4.1(a), Borrower may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender to Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided that, such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) If, after the date hereof, any Lender determines that any Change in Law affecting such Lender (or its applicable Lending Office) or such Lender’s holding company, if any, regarding capital has or would have the effect of reducing the rate of return on the capital of such Lender or such Lender’s holding company as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Lender or such Lender’s holding company such additional amount or amounts as will compensate such Lender for such reduction.

(c) Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.1 and will designate a different applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 4.1 shall furnish to Borrower and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.1 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to this Section 4.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.2 Inability to Determine Rates. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan;

(b) Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(c) the Requisite Lenders determine (which determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to Lenders of continuing the Eurodollar Loans for such Interest Period;

then Administrative Agent shall give Borrower and Lenders prompt notice. Thereafter, commencing on the last day(s) of the then current Interest Period(s) and for so long as such condition remains in effect, the Loans shall bear interest at the Base Rate and Lenders shall be under no obligation to Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

4.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful (or any Governmental Authority has asserted that is unlawful) for any Lender or its applicable Lending Office to maintain Eurodollar Loans hereunder or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then such Lender shall promptly notify Borrower thereof (through Administrative Agent) and such Lender’s obligation to Continue Eurodollar Loans and to Convert other Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 4.4 shall be applicable).

4.4 Treatment of Affected Loans. If the obligation of any Lender to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 4.1, 4.2, or 4.3 hereof, such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1, 4.2, or 4.3 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 4.1, 4.2, or 4.3 hereof that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

4.5 Compensation. Upon the request of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for, and hold such Lender harmless from, any loss, cost, or expense incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including the acceleration of the Loans pursuant to Section 10.2) on a date other than the last day of the Interest Period for such Loan;

(b) any failure by Borrower for any reason to Convert, Continue, or prepay a Eurodollar Loan on the date for such Conversion, Continuation, or prepayment specified in the relevant notice of prepayment, Continuation, or Conversion under this Agreement; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 4.7;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

4.6 Taxes.

(a) General. Any and all payments by Borrower to or for the account of any Lender or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for Indemnified Taxes or Other Taxes; provided that, if Borrower shall be required by law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection 4.6 above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) INDEMNIFICATION FOR TAXES. Borrower agrees to indemnify each Lender and Administrative Agent for the full amount of any Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6 other than Excluded Taxes) paid by such Lender or Administrative Agent and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter, including upon the expiration or obsolescence of any previously delivered form, upon the request of Borrower or Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form), claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) duly completed copies of Internal Revenue Service Form W-8IMY (or any successor form), together with any required attachments thereto; or

(iv) duly completed copies of Internal Revenue Service Forms W-9 (or any successor form).

In addition, each Lender shall deliver to Borrower and Administrative Agent, upon request of Borrower or Administrative Agent, any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(f) Failure to Provide Withholding Forms; Change in Tax Law. For any period with respect to which a Lender has failed to provide Borrower and Administrative Agent with the appropriate form required to be provided pursuant to Section 4.6(e), such Lender shall not be entitled to indemnification under this Section 4.6 with respect to Indemnified Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Indemnified Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnified Taxes. Each Lender which fails to provide to Borrower in a timely manner such forms shall reimburse Borrower or Administrative Agent upon demand for any penalties paid by Borrower or Administrative Agent as a result of any failure of Borrower to withhold the required amounts that are caused by such Lender’s failure to provide the required forms in a timely manner.

(g) Changes in Applicable Lending Office. If Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.6, then such Lender will use best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office so as to eliminate or reduce any such additional payments or amounts which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(h) Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of or credit for any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 4.6, it shall pay to Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 4.6 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit), provided that, Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This subsection (h) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(i) Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 4.6 shall survive payment in full of the Obligations.

4.7 Removal of Lenders. If (a) a Lender or a Participant requests compensation pursuant to Sections 4.1 or 4.5 and the Requisite Lenders are not also doing the same, (b) the obligation of a Lender to Continue or to Convert Loans into Eurodollar Loans shall be suspended pursuant to Section 4.1 or Section 4.3, but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender is a Non-Consenting Lender, Borrower may either (i) demand that such Lender or Participant (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign all of its Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.4 for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon, accrued but unpaid Fees, if any, owing to the Affected Lender, and any amounts owing to the Affected Lender under Section 4, or (ii) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon, accrued but unpaid Fees, if any, owing to the Affected Lender, and any amounts owing to the Affected Lender under SECTION 4, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents, subject to the survival of certain provisions as set forth in Section 12.16. Each of Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of an Affected Lender under this Section 4.7, but at no time shall Administrative Agent, the Affected Lender, or any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by Borrower of its rights under this Section 4.7 shall be at Borrower’s sole cost and expense and at no cost or expense to Administrative Agent, the Affected Lender, or any of the other Lenders. The terms of this Section 4.7 shall not in any way limit Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 4.

SECTION 5. CONDITIONS PRECEDENT.

The effectiveness of this Agreement is subject to the satisfaction of the conditions precedent set forth in this Section 5:

(a) Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or electronic facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by an authorized officer of Borrower and/or the other parties thereto as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Administrative Agent:

(i) A Notice of Borrowing executed by Borrower (which shall have been received by the Administrative Agent no later than 12:00 noon on the date that is two Business Days prior to the Closing Date);

(ii) Counterparts of this Agreement executed by Borrower, Administrative Agent and the Requisite Lenders;

(iii) Counterparts of the Security Agreement executed by Borrower, each other Grantor and the Collateral Agent, together with:

(A) counterparts of the Intercreditor Agreement executed by Borrower, the Administrative Agent and the Collateral Agent, and consented and agreed to by Borrower, each of the Subsidiary Grantors and Pledge LLC;

(B) counterparts of one or more Subsidiary Guaranties executed by each Subsidiary Guarantor and the Collateral Agent;

(C) counterparts of each Control Agreement executed by each of the applicable parties thereto;

(D) stamped receipt copies of proper financing statements, duly filed under the Uniform Commercial Code of all jurisdictions that may be necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement; and

(E) evidence (satisfactory in form and substance to the Administrative Agent) of the termination of the commitments under, and the repayment of all obligations outstanding under the Existing Credit Agreement (other than the outstanding loans assigned to JPMCB and continued hereunder), the repayment in full of the Senior Notes and, without limiting the generality of the foregoing, the Administrative Agent shall have received from each holder of the Senior Notes, a duly executed payoff letter and, from the Former Agent, a payoff letter, in each case, in the forms previously approved the Administrative Agent.

(iv) Such documents and certifications as Administrative Agent may reasonably require with respect to the Loan Parties, to evidence due organization or formation, valid existence and good standing, and qualification to do business in its state of organization;

(v) Such certificates of resolution or other action, incumbency certificates and other certificates as Administrative Agent may reasonably require evidencing the identity, authority and capacity of the Responsible Officers authorized to act on behalf of the Loan Parties in connection with this Agreement and the other Loan Documents;

(vi) Opinions of Sutherland Asbill & Brennan LLP and Dickstein Shapiro LLP, as counsel to Borrower, addressed to Administrative Agent and Lenders, in form and substance reasonably acceptable to Administrative Agent;

(vii) Opinion of Nixon Peabody LLP, as counsel to the Collateral Agent, addressed to Administrative Agent and Lenders, in form and substance reasonably acceptable to Administrative Agent;

(viii) A Borrowing Base Certificate as of a date not more than five days prior to the Closing Date;

(ix) A certificate executed by a Responsible Officer of Borrower certifying that, to such officer’s knowledge:

(A) the conditions specified in clauses (e), (f) and (g) below have been fulfilled; and

(B) Borrower has not changed its jurisdiction of incorporation or been a party to any merger or consolidation that has been consummated and has not succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to Section 6.10.

(b) Payment of the Fees then due as described in the Fee Letter;

(c) Payment of all fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent);

(d) Payment of all reasonable fees, charges, and disbursements of the Collateral Agent and counsel to the Collateral Agent, to the extent agreed by Borrower and the Collateral Agent;

(e) The representations and warranties of Borrower and the other Loan Parties in this Agreement and the other Loan Documents shall be true and correct;

(f) No Default or Event of Default shall have occurred and be continuing; and

(g) There shall (i) be no actions, suits, or proceedings pending or, to Borrower’s Knowledge, threatened in writing with respect to this Agreement or any other Loan Document, and (ii) not exist any judgment, order, injunction, or other restraint issued or filed, or a hearing seeking injunctive relief or other restraint pending or notified, prohibiting, or imposing materially adverse conditions on the transactions contemplated by this Agreement or any other Loan Document.

Without limiting the generality of the provisions of Section 12.5, for purposes of determining compliance with the conditions specified in this Section 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

In order to induce Administrative Agent and each Lender to enter into this Agreement, Borrower represents and warrants to Administrative Agent and each Lender as follows:

6.1 Organization; Power; Qualification. Each Loan Party is a corporation, limited liability company, or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has all requisite power and authority and all necessary licenses and permits to own or hold under lease the properties it purports to own or hold under lease and to operate such properties and to carry on its respective business as now being and hereafter proposed to be conducted except where the failure to obtain such licenses or permits could not be reasonably expected to have a Material Adverse Effect, and is duly qualified and is in good standing as a foreign corporation, limited liability company, or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties owned or leased by or the nature of its business requires such qualification or authorization, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

6.2 Ownership Structure. As of the Agreement Date, Schedule 6.2 correctly sets forth the corporate structure and ownership interests of the Consolidated Subsidiaries including the correct legal name of each Consolidated Subsidiary, its jurisdiction of formation, and the percentage equity or voting interest in such Consolidated Subsidiary owned by Borrower and each Consolidated Subsidiary. As of the Agreement Date, Pledge LLC is the only Material Subsidiary. Except as set forth in such Schedule, and except for Permitted Preferred Stock:

(a) No Consolidated Subsidiary has issued to any third party any securities convertible into such Consolidated Subsidiary’s capital stock or other equity interests or any options, warrants, or other rights to acquire any securities convertible into such capital stock or other equity interests;

(b) All of the outstanding Equity Interests of each Consolidated Subsidiary shown on Schedule 6.2 as being owned by Borrower and its Consolidated Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by Borrower or a Consolidated Subsidiary free and clear of all Liens, warrants, and options (except for Permitted Liens); and

(c) To Borrower’s Knowledge, no Consolidated Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 6.2(c), and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Consolidated Subsidiary to pay dividends out of profits or make any other similar distributions of profits to Borrower or any of its Consolidated Subsidiaries that owns outstanding Equity Interests of such Consolidated Subsidiary.

6.3 Authorization; Governmental Authorization; Other Consents.

(a) Each Loan Party has the right and power, and has taken all necessary action to authorize it to borrow and incur obligations with respect to the Loans. Each Loan Party has the right and power, and has taken all necessary action to authorize it to execute, deliver, and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents have been duly executed and delivered by the duly authorized officers of each Loan Party that is a party thereto, and each is a legal, valid, and binding obligation of such Loan Party, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, creditor’s rights, and similar laws affecting the rights and remedies of creditors generally.

(b) Except as set forth on Schedule 6.3, to Borrower’s Knowledge, after reasonable inquiry, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with:

(i) the execution, delivery or performance by, or enforcement against, any Loan Party of the Loan Documents;

(ii) the grant by any Grantor of the Liens granted by it pursuant to the Collateral Documents;

(iii) except for the filing of appropriate Uniform Commercial Code financing statements and delivery of control agreements with respect to the BAC Deposit Accounts, the perfection or maintenance of the Liens created under the Collateral Documents; or

(iv) the exercise by the Collateral Agent or Administrative Agent, or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents;

except, in each case under both this Section 6.3(a) and Section 6.3(b), (x) for any such approval, consent, exemption, authorization, action, notice or filing that has been obtained, given or made and is in full force and effect on the Closing Date or (y) as may be required by the terms of the contracts which are the subject of the Lien being granted under the Collateral Documents.

6.4 No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or is to be a party do not and will not

(a) contravene the terms of any of such Loan Party’s Organization Documents;

(b) to Borrower’s Knowledge, conflict with or result in any material breach or contravention of, or the creation of any material Lien (other than Liens contemplated by the Collateral Documents), or require any material payment to be made under:

(i) any loan agreement, indenture or other similar agreement evidencing material Indebtedness or any other Material agreement to which such Loan Party is a party or is subject, or by which such Loan Party or the respective properties of such entities are bound (in each case, taking into consideration any consents or waivers obtained or given prior to the Closing Date); or

(ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Grantor or its property is subject; or

(c) violate any law or regulation applicable to such Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.5 Compliance with Law; Governmental Approvals. To Borrower’s Knowledge, Borrower and each Consolidated Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it, except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a violation under Section 9.12 or could reasonably be expected to have a Material Adverse Effect.

6.6 Ownership of Assets; Leases. Borrower and its Consolidated Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet of Borrower listed on Schedule 6.10 or purported to have been acquired by Borrower or any of its Consolidated Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case, to Borrower’s Knowledge, free and clear of Liens prohibited by this Agreement. To Borrower’s Knowledge, all leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

6.7 Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 6.7 sets forth a complete and correct list of all outstanding Indebtedness of Borrower and each of its Consolidated Subsidiaries as of January 25, 2010 (including, in the case of material Indebtedness, a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Contingent Obligations in respect thereof, if any), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of Borrower or its Consolidated Subsidiaries, other than the repayment and refinancing of the Debt evidenced by the Existing Credit Agreement and repayment of the Senior Notes as contemplated in the Recitals hereto. After giving effect to the transactions contemplated by the Loan Documents, neither Borrower nor any Consolidated Subsidiary is in default beyond any applicable notice and/or grace period in the payment of principal or interest on any material Indebtedness nor is in default beyond any applicable notice and/or grace period under any instrument or instruments or agreements under and subject to which any such Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement, and no condition exists with respect to any such Indebtedness, which with the lapse of time or the giving of notice, or both, would permit one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) To Borrower’s Knowledge, neither Borrower nor any Consolidated Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 9.3.

6.8 Litigation. Except as set forth on Schedule 6.8 or as otherwise disclosed on the Form 10-Q filed by Borrower on November 6, 2009, there are no actions, suits, investigations, or proceedings pending, or to the knowledge of Borrower, threatened) against Borrower or any Consolidated Subsidiary or any property of Borrower or any Consolidated Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.9 Taxes. All tax returns required to be filed by Borrower or any Consolidated Subsidiary in any jurisdiction have, in fact, been filed, and all Taxes, assessments, fees and other governmental charges upon Borrower or any Consolidated Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid, except to the extent such failure to file or to pay would not materially and adversely affect the properties, business, profits or condition (financial or otherwise) of Borrower and its Consolidated Subsidiaries, taken as a whole. For all taxable years ending on or before December 31, 2004, the Federal income tax liability of Borrower has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or Borrower has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. Borrower does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to Borrower’s Knowledge threatened. To Borrower’s Knowledge, the provisions for Taxes in the financial statements of Borrower and its Consolidated Subsidiaries are adequate for all open years.

6.10 Financial Statements; Material Liabilities. Borrower has furnished or made available to each Lender copies of the financial statements of Borrower and its Consolidated Subsidiaries listed in Schedule 6.10. All of said financial statements (including in each case the related schedules and notes) present fairly, in all material respects, the consolidated financial position of Borrower and its Consolidated Subsidiaries as at their respective dates and the consolidated results of operations, changes in net assets, and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the period involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Borrower and its Consolidated Subsidiaries do not have any Material liabilities that are not disclosed in such financial statements or otherwise disclosed in the Disclosure Documents.

6.11 ERISA. Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan except for noncompliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) other than liability under part 6 of subtitle B of Title I of ERISA (COBRA continuation coverage). Neither Borrower nor any ERISA Affiliate has ever contributed to, or had any obligation to contribute to, any Plan or any Multiemployer Plan.

6.12 Absence of Defaults; Observance of Agreements, Statutes, and Orders.

(a) To Borrower’s Knowledge, neither Borrower nor any Consolidated Subsidiary is in default under its Organization Documents, or under any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any Applicable Law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

6.13 Environmental Matters.

(a) To Borrower’s Knowledge, neither Borrower nor any Consolidated Subsidiary has received any written notice of any claim, and no proceeding has been instituted raising any claim against Borrower or any of its Consolidated Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to have a Material Adverse Effect;

(b) To Borrower’s Knowledge, no facts exist which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by Borrower or any Consolidated Subsidiary, except, in each case, such as could not reasonably be expected to have a Material Adverse Effect;

(c) Neither Borrower nor any Consolidated Subsidiary has stored any Hazardous Materials on real properties now, or to Borrower’s Knowledge, formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials, in each case, in a manner contrary to any Environmental Laws and, in each case, in any manner that could reasonably be expected to have a Material Adverse Effect; and

(d) To Borrower’s Knowledge, all buildings on all real properties now owned, leased or operated by Borrower or any Consolidated Subsidiary thereof are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.14 Investment Company. Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act. Except with respect to Borrower as a business development company under the Investment Company Act, neither Borrower nor any Consolidated Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

6.15 Margin Stock. None of the transactions contemplated in the Loan Documents will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any regulation issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither Borrower nor any Consolidated Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock or extending credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U (as enacted by the Board of Governors of the Federal Reserve System, as amended).

6.16 Affiliate Transactions. To Borrower’s Knowledge, except as permitted by Section 9.7, neither Borrower nor any Consolidated Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower or any Consolidated Subsidiary is a party.

6.17 Licenses and Permits. Borrower and its Consolidated Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

6.18 Disclosure. This Agreement and the documents or certificates delivered to Administrative Agent or the Lenders (or to the professional advisors for Administrative Agent or the Lenders) by or on behalf of any Loan Party in connection with the transactions contemplated by the Loan Documents, the Disclosure Documents, and the financial statements listed in Schedule 6.10, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, the Loan Documents and the documents and certificates delivered in connection herewith or the financial statements listed in Schedule 6.10, since December 31, 2008, there has been no change in the financial condition, operations, business, or properties of Borrower and its Consolidated Subsidiaries, taken as whole, that could reasonably be expected to have a Material Adverse Effect. There is no fact known to Borrower that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein, in the schedules attached hereto or in the Disclosure Documents.

6.19	RIC Status. Borrower qualifies for treatment as a RIC under the Internal Revenue Code.

	6.20	Foreign Assets Control Regulations, Etc.

(a) Borrower’s use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither Borrower nor any Consolidated Subsidiary thereof (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) to Borrower’s Knowledge, engages in any dealings or transactions with any such Person. Borrower and its Consolidated Subsidiaries are in compliance, in all material respects, with all applicable provisions of the USA Patriot Act.

(c) No part of the proceeds from the Existing Loans has been (and will not be) used, directly or indirectly, by Borrower or a Consolidated Subsidiary for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to Borrower.

6.21 Business. As of the Agreement Date, Borrower and its Consolidated Subsidiaries are substantially engaged in the businesses described in the Reference 10-K.

6.22 Insurance.

(a) Borrower and its Consolidated Subsidiaries maintain insurance coverage with reputable insurers reasonably believed by Borrower to be financially sound in such forms and amounts and against such risks as are customary for corporations and limited liability companies of established reputation engaged in the same or a similar business and owning and operating similar properties.

(b) Schedule 6.22 sets forth a description of all insurance maintained by or on behalf of Borrower and the Subsidiary Guarantors as of the Closing Date. As of the Closing Date, all premiums due in respect of such insurance have been paid.

6.23 Collateral Documents. Subject to the terms and provisions thereof, the provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Grantors in the Collateral described therein. To Borrower’s Knowledge, after reviewing applicable public records, the Lien created by the Collateral Documents constitutes a first priority Lien, subject to no other Liens (other than Permitted Liens).

6.24 Solvency. To Borrower’s Knowledge, immediately after the Closing and after giving effect to the transactions contemplated in this Agreement and each Loan Party’s contribution rights from the other Loan Parties, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing.

6.25 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, subject to applicable bankruptcy, creditor’s rights and similar laws affecting the rights and remedies of creditors generally.

6.26 Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement, or other instrument delivered by or on behalf of Borrower or any Consolidated Subsidiary to Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement, or other instrument delivered by or on behalf of Borrower prior to the Agreement Date and delivered to Administrative Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by Borrower under this Agreement, and shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents, and the making of the Loans. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Closing Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 7. AFFIRMATIVE COVENANTS.

For so long as this Agreement is in effect and thereafter until the payment in full of the Obligations, unless the Requisite Lenders (or, if required pursuant to Section 12.5, all Lenders) shall otherwise consent in the manner provided for in Section 12.5, Borrower shall:

7.1 Preservation of Existence and Similar Matters. Except as otherwise permitted under Section 9.5, preserve and maintain in full force and effect, and cause each Consolidated Subsidiary to preserve and maintain in full and force and effect, its respective corporate existence, and all licenses, registrations, permits, and other Governmental Approvals necessary to the proper conduct of its business except where the failure to maintain such licenses registrations, permits, and Governmental Approvals would not have a Material Adverse Effect.

7.2 Compliance with Applicable Law. Promptly comply, and cause each Consolidated Subsidiary to promptly comply: (a) In all material respects with, and not violate in any material respect the Investment Company Act so long as it is subject thereto, and (b) in all material respects with all other Applicable Laws to which it is subject (including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA, and all Environmental Laws), including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect or would result in any Lien (other than a Permitted Lien) on a material part of the property or assets of Borrower or any Consolidated Subsidiary.

7.3 Maintenance of Property. In addition to the requirements of any of the other Loan Documents, (a) maintain, preserve and keep and cause each Consolidated Subsidiary to preserve and keep, all of its material properties which are used in the conduct of its business, in good repair, and working order, ordinary wear and tear excepted, and (b) from time to time make or cause to be made, and cause each Consolidated Subsidiary to make or cause to be made, all necessary repairs, renewals, and replacements, to such properties as Borrower may determine to be appropriate to the conduct of its business.

7.4 Insurance. Maintain, and cause each Consolidated Subsidiary to maintain, insurance coverage with reputable insurance companies reasonably believed by Borrower to be financially sound in such form and amounts and against such risks as are (a) customary for corporations and limited liability companies of established reputation engaged in the same or a similar business and owning and operating similar properties, (b) otherwise contemplated by the terms of the Loan Documents, and (c) as may be required by Applicable Law.

7.5 Payment of Taxes and Claims. Pay and discharge, and cause each Consolidated Subsidiary to pay and discharge, all lawful Taxes, imposed upon Borrower or such Consolidated Subsidiary, respectively, or upon or in respect of all or any part of the property or business of Borrower or such Consolidated Subsidiary, all material trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor, or materials, which if unpaid might become a Lien upon any property of Borrower or such Consolidated Subsidiary, provided, however, that Borrower or such Consolidated Subsidiary shall not be required to pay any such Tax, account payable, or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any material property of Borrower or such Consolidated Subsidiary or any material interference with the use thereof by Borrower or such Consolidated Subsidiary, and (ii) Borrower or such Consolidated Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

7.6 Visits and Inspections. Permit Administrative Agent or any Lender (or such Persons as Administrative Agent or such Lender may designate) to visit and inspect, under Borrower’s guidance, any of the properties of Borrower or any Consolidated Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent registered public accounting firm (and by this provision Borrower authorizes said accountants to discuss with Administrative Agent, any Lender, or their designated agent or representative the finances and affairs of Borrower and its Consolidated Subsidiaries) all at such reasonable times (subject to any and all Applicable Laws, and, so long as no Default or Event of Default shall have occurred and be continuing, upon reasonable prior notice). Any visitation shall be at the sole expense of Administrative Agent or such Lender, unless a Default or Event of Default shall have occurred and be continuing or Administrative Agent, any Lender, or the holder of any other evidence of Applicable Debt of Borrower or any Consolidated Subsidiary gives any written notice of a claimed default or takes any other action of which Borrower is aware with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of Borrower.

7.7 Books and Records. Keep, and cause each Consolidated Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all material dealings or transactions of, or in relation to, the business and affairs of Borrower or such Consolidated Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to Administrative Agent and the Lenders pursuant to SECTION 8 and concurred with by the independent registered public accounting firm referred to in clause (b) of Section 8.2).

7.8 Conduct of Business. At all times maintain its status as a RIC under the Internal Revenue Code, and as a “business development company” under the Investment Company Act. Borrower will not and will not permit any Consolidated Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

7.9 ERISA Exemptions. Not, and Borrower shall not permit any Consolidated Subsidiary to, permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

7.10 Collateral Requirements.

(a) Collateral Documents. (i) Comply with and perform, and cause each Consolidated Subsidiary to comply with and perform, in all material respects each of the terms, conditions, and covenants set forth in the Collateral Documents to which it is a party, and (ii) cause the representations and warranties set forth in the Collateral Documents to be true and correct in all material respects as of the Closing Date as provided in the Collateral Documents.

(b) Additional Consolidated Subsidiaries. Within ten days after the time that any Person becomes, after the Closing Date, a Consolidated Subsidiary of Borrower as a result of the creation of such Consolidated Subsidiary, a merger, or other consolidation permitted by Section 9.5 of this Agreement or otherwise cause (A) such Consolidated Subsidiary to execute a joinder to the acknowledgement and consent to the Intercreditor Agreement reasonably satisfactory to the Administrative Agent, (B) such Consolidated Subsidiary to execute a Subsidiary Guaranty in substantially the form of Exhibit I and reasonably satisfactory to the Administrative Agent, (C) such Consolidated Subsidiary (other than any Pledge LLC) to become a party to the Security Agreement and shall grant a valid and perfected, and to Borrower’s Knowledge, first priority Security Interest (subject to any Permitted Liens) in all of its real and personal property (other than real and personal property which constitute Excluded Assets, subject to the terms of the Security Agreement), and, with respect to perfection, other than Second Tier Collateral that is not subject to a Perfection Requirement, whether tangible or intangible, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, (D) 100% of such Consolidated Subsidiary’s Equity Interests (65% in the case of any Controlled Foreign Corporation, provided that, immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse Tax consequences, the Collateral shall include, and Collateral Agent’s Lien shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation) shall be pledged under the Collateral Documents to secure the Obligations, and (E) such Consolidated Subsidiary to deliver to the Collateral Agent and Administrative Agent such board resolutions, officer’s certificates, corporate and other documents, and opinions of counsel (which may be issued by the general counsel or chief legal officer of Borrower) as Administrative Agent shall reasonably request in connection with the actions described in clauses (A), (B), (C), and (D) above.

(c) Additional Undertakings. Borrower will use commercially reasonable efforts to obtain the consent or approval of all third parties required to permit Borrower and the Subsidiary Grantors to subject all of their assets (other than the Excluded Assets, subject to the terms of the Security Agreement) and, with respect to perfection, Second Tier Collateral that is not subject to a Perfection Requirement) to the Lien of the Collateral Documents. In determining whether to obtain any such consent or approval, Borrower may take into account the cost or charges imposed by third parties (on either Borrower or any entity in which Borrower or a Consolidated Subsidiary has an investment) to grant any such consent or approval and/or any undue burden where the efforts would not justify obtaining such consent or approval in view of the value of the property proposed to be subject to such Lien as reasonably determined by Borrower. In addition, Borrower shall not be obligated to obtain consents or approvals in respect of assets which in the reasonable judgment of Borrower cannot be pledged, or as to which the consent to pledge cannot be sought, without substantially impairing the value of the asset or the ability of Borrower or a Subsidiary Grantor to manage the asset in the ordinary course of its business. Without limiting the obligation of Borrower set forth above, to the extent any personal property of Borrower or a Subsidiary Grantor cannot be pledged as Collateral on account of contractual limitations applicable to such property but may be transferred to a Pledge LLC, such personal property shall be transferred to a Pledge LLC. Borrower shall use commercially reasonable efforts to ensure that the documents which govern Investments made subsequent to the date of the Closing do not restrict the ability of Borrower to subject any such Investment to the Lien of the Collateral Documents; provided that, so long as it has used such efforts, Borrower will not be precluded from making an Investment as to which the governing documents contain such a restriction.

7.11 Obligations. Borrower shall pay the Obligations in accordance with the terms and provisions of the Loan Documents.

7.12 Further Assurances. At Borrower’s cost and expense, upon the reasonable request of Administrative Agent, duly execute and deliver (and cause each Consolidated Subsidiary to duly execute and deliver) or cause to be duly executed and delivered, to Administrative Agent, Collateral Agent and/or Lenders such further instruments, documents, and certificates, and do and cause to be done such further acts that may be necessary or customary in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

7.13 Use of Proceeds7.14 . Borrower will use the proceeds of the Loans made pursuant to Section 2.1(b) solely for the repayment of the Indebtedness outstanding under the Existing Credit Agreement and the repayment of the Senior Notes.

7.14 Post-Closing Covenants. Borrower agrees, on or prior to March 15, 2010, to close the BAC Deposit Accounts or on or prior to such date to have delivered to the Administrative Agent a Deposit Account Control Agreement duly executed by the applicable Loan Party, Bank of America, N.A. and the Collateral Agent. In addition, Borrower agrees to furnish the items, and to take the actions, described on Schedule 7.14, in each case within the time periods therein specified (with such extensions of time as may be agreed to by Administrative Agent).

SECTION 8. INFORMATION.

For so long as this Agreement is in effect and thereafter until payment in full of the Obligations, unless the Requisite Lenders (or, if required pursuant to Section 12.5, all Lenders) shall otherwise consent in the manner set forth in Section 12.5, Borrower shall furnish or make available to each Lender (or to Administrative Agent if so provided below) at its Lending Office:

8.1 Quarterly Financial Statements. As soon as available and in any event within 50 days (or such period that is 5 Business Days greater than the period applicable to the required filing date of Borrower’s Quarterly Report on Form 10-Q) after the end of each of the first, second, and third fiscal quarters of Borrower, copies of:

(a) consolidated balance sheets of Borrower and its Consolidated Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended;

(b) consolidated statements of operations of Borrower and its Consolidated Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year; and

(c) consolidated statements of changes in net assets and cash flows of Borrower and its Consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year;

all of which shall be in reasonable detail and certified by a Senior Financial Officer of Borrower, to be complete and correct in all material respects.

8.2 Annual Statements. As soon as available and in any event within 95 days (or such period that is 5 Business Days greater than the period applicable to the required filing date of Borrower’s Annual Report on Form 10-K) after the close of each fiscal year of Borrower, copies of:

(a) the consolidated balance sheets of Borrower and its Consolidated Subsidiaries as at the close of such fiscal year;

(b) consolidated statements of operations, changes in net assets, and cash flows of Borrower and its Consolidated Subsidiaries for such fiscal year; and

(c) consolidated statement of investments of Borrower and its Consolidated Subsidiaries as at the close of such fiscal year;

setting forth in comparative form the consolidated figures as at the end of and for the previous fiscal year (except in the case of such statement of investments), and in each case all in reasonable detail and certified by (a) a Senior Financial Officer of Borrower, to be complete and correct in all material respects, and to present fairly, in all material respects in accordance with GAAP, the financial position of Borrower and its Consolidated Subsidiaries as at the date thereof and the result of operations for such period and (b) independent certified public accountants of recognized national standing acceptable to the Requisite Lenders, whose opinion shall be unqualified and shall certify that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of their operations, changes in net assets and cash flows for said year in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances and such accountants shall have authorized Borrower to deliver such financial statements and opinion and certifications thereon to Administrative Agent and Lenders pursuant to this Agreement.

8.3 Compliance Certificate; Investments Reports; Borrowing Base Certificates.

(a) At the time the financial statements are furnished pursuant to Sections 8.1 and 8.2, a Compliance Certificate: (i) setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not Borrower and its Consolidated Subsidiaries were in compliance with the covenant contained in Section 9.1(a) and (ii) stating that, to the best knowledge, information, and belief of the Senior Financial Officer of Borrower, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, and whether it is continuing, and the steps being taken by Borrower with respect to such event, condition, or failure. At the time the financial statements are furnished pursuant to Section 8.2, Borrower will deliver to Lenders a certificate of the independent accountants performing the audit of such financial statements acknowledging (subject to normal and customary qualifications and assumptions) that Borrower was in compliance with the financial covenant of Section 9.1(a), and setting forth the procedures used to make such determination.

(b) At the time the financial statements are furnished pursuant to Sections 8.1 and 8.2, the following reports with respect to Investments of Borrower and its Consolidated Subsidiaries, as of the end of such fiscal quarter, in form and scope acceptable to Administrative Agent:

(i) A consolidated statement of Investments presented in Borrower’s consolidated financial statements;

(ii) A report of unrealized and realized gains (losses) (with detail as to unrealized gains and losses by Portfolio Company for private finance Investments and in the aggregate for Commercial Mortgage Loans, and other Investments); and

(iii) A delinquency report of loans over 120 days past due.

(c) As soon as available and in any event not later than the 10th Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of Borrower, a Borrowing Base Certificate as at the last day of such monthly accounting period (provided that for any monthly accounting period ending on the last day of a fiscal quarter, the Borrowing Base Certificate for such month shall be updated at the time the financial statements are furnished pursuant to Sections 8.1 and 8.2, as applicable, to reflect the quarterly valuations for the then just completed fiscal quarter as determined in accordance with Section 8.5(b)(ii)). For the avoidance of doubt, all Borrowing Base Certificates shall reflect the most current internal valuations made in accordance with Section 8.5(b)(iii).

(d) Promptly but no later than five Business Days after Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph and, in each case, make such prepayments of the Loans required thereby in accordance with Section 2.5.

8.4 Other Information.

(a) Not later than 45 days prior to the last day of each fiscal year of Borrower, pro forma projected consolidated financial statements for Borrower and its Consolidated Subsidiaries reflecting the forecasted financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a quarterly basis for the next succeeding year, accompanied by calculations establishing whether or not Borrower would be in compliance on a pro forma basis with the covenant contained in Section 9.1(a), in each case in form and detail reasonably acceptable to Administrative Agent;

(b) Promptly upon receipt thereof, one copy of each interim or special audit made by an independent registered public accounting firm of the books of Borrower or any Consolidated Subsidiary and any management letter received from such accountants;

(c) Promptly upon their becoming available (or in the case of registration statements, promptly after their becoming effective), copies of all effective registration statements (other than the exhibits thereto, any prospectus supplements, and any effective registration statements on Form S-8 or its equivalent), and reports on Forms 10-K, 10-Q, and 8-K (or their equivalents) filed by Borrower with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(d) Promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all financial statements, reports, and proxy statements so mailed;

(e) Promptly upon a Responsible Officer of Borrower becoming aware of the occurrence thereof, written notice of (i) any Reportable Event with respect to any Plan hereafter maintained by Borrower or any ERISA Affiliate; (ii) the institution of any steps by Borrower, any ERISA Affiliate, the PBGC, or any other person to terminate any such Plan; (iii) the institution of any steps by Borrower or any ERISA Affiliate to withdraw from any such Plan; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any such Plan; (v) any material contingent liability of Borrower or any Consolidated Subsidiary with respect to any post-retirement welfare liability hereafter existing; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor, or the PBGC with respect to any of the foregoing;

(f) To the extent Borrower or any Consolidated Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower or any Consolidated Subsidiary or any of their respective properties, assets, or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect; and prompt notice of the receipt of notice that any United States income Tax returns of Borrower or any of its Consolidated Subsidiaries are being audited;

(g) To the extent not previously delivered to Administrative Agent, a copy of the articles of incorporation, bylaws, partnership agreement, or other similar organizational documents of Borrower, any Consolidated Subsidiary, and any amendment thereto, in each case within five (5) Business Days of the effectiveness thereof;

(h) Prompt notice of any change in the business, assets, liabilities, financial condition, or results of operations of Borrower or any Consolidated Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;

(i) When any Event of Default has occurred, or if the holder of any Applicable Debt of Borrower or any other Loan Party gives any notice of a claimed default or takes any other action with respect to a claimed default of which Borrower is aware, Borrower agrees to give notice to Administrative Agent within three (3) Business Days of such event;

(j) Prompt notice of any order, judgment, or decree in excess of $25,000,000 having been entered against Borrower or any Consolidated Subsidiary or any of their respective properties or assets and promptly upon them becoming available, copies of such orders, judgments, or decrees;

(k) Prompt notice, which notice shall, in the case of a Material Subsidiary, be delivered no later than five (5) Business Days following the occurrence of the acquisition, incorporation, or other creation of any Consolidated Subsidiary, the purpose for such Consolidated Subsidiary, the nature of the assets and liabilities thereof, and whether such Consolidated Subsidiary is a Material Subsidiary;

(l) At the time the quarterly financial statements are furnished in accordance with Section 8.1, a list of the Persons who are Material Subsidiaries as of the date of the balance sheet included in such quarterly financial statements;

(m) Within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Control Event or Change of Control, give written notice of such Control Event or Change of Control to Administrative Agent and each Lender; and

(n) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial condition or results of operations of Borrower or any of its Consolidated Subsidiaries as Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 8.1, 8.2, 8.4(c), or 8.4(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at www.alliedcapital.com; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: the Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates and Borrowing Base Certificates required by Section 8.3 to Administrative Agent. Except for such Compliance Certificates and Borrowing Base Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

8.5 Borrowing Base and Valuation.

(a) Valuation Policies. Borrower shall promptly advise the Administrative Agent of any material change in its Valuation Policy (as defined below).

(b) Portfolio Valuation; Determination of Borrowing Base. Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments for purposes of determining the Borrowing Base under this Agreement as follows:

(i) Quoted Investments. With respect to Portfolio Investments (including Cash Equivalents) for which current market quotations are readily available, Borrower shall, not less frequently than once each calendar month, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by Borrower):

(w) in the case of public and 144A securities, the average of the mean prices as determined by two Approved Dealers selected by Borrower,

(x) in the case of bank loans, the mean price as determined by one Approved Dealer or Approved Pricing Service selected by Borrower,

(y) in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z) in the case of any other Portfolio Investment, the fair market value thereof as determined by an Approved Pricing Service selected by Borrower; and

(ii) Unquoted Investments. With respect to Portfolio Investments for which market quotations are not readily available, Borrower shall value such Portfolio Investments quarterly in a manner consistent with its existing valuation policy described in the Disclosure Documents (the “Valuation Policy”).

(iii) Internal Review. Borrower shall conduct an internal review of the aggregate value of the Portfolio Investments, and of the Borrowing Base, at least once each calendar week which shall take into account any events of which Borrower has knowledge that materially affects the aggregate value of the Portfolio Investments or the Borrowing Base, including, as applicable, the occurrence of any “default” or similar event by the obligor thereunder. If, based upon such weekly internal review, Borrower determines that a Borrowing Base Deficiency exists, then Borrower shall, within five (5) Business Days, deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments, all as more specifically set forth in Section 2.5.

(iv) Failure to Determine Values. If Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clauses (i) through (iii), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero;

provided that, in no event shall any Portfolio Investment be valued pursuant to the foregoing requirements less frequently than annually.

(c) Determination of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment, provided that the Advance Rate applicable to that portion of the aggregate Value of Borrower’s investments in Non-Core Investments shall be zero to the extent necessary so that no more than 25% of the aggregate outstanding Loans is attributable to such investments. No Portfolio Investment may be included in the Borrowing Base until such time as the Collateral Agent has a first-priority perfected security interest in such Portfolio Investment pursuant to the Security Agreement (subject to Permitted Liens).

(d) Certain Definitions. As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in this Section above, the following percentages with respect to such Portfolio Investment:

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and
Short-Term U.S. Government Securities
Long-Term U.S. Government Securities
Performing First Lien Bank Loans
Performing Second Lien Bank Loans
Performing Cash Pay High Yield Securities
Investment Grade CDO Securities
Performing Cash Pay Mezzanine Investments
Performing Non-Cash Pay High Yield Securities
Non-Investment Grade CDO Securities
Performing Non-Cash Pay Mezzanine Investments
Non-Performing First Lien Bank Loans
Non-Performing Second Lien Bank Loans
Non-Performing High Yield Securities
Non-Performing Mezzanine Investments
Performing Common Equity
Other Category CDO Securities
Non-Performing Common Equity
	100% 95% 85% 75% 70% 65% 65% 60% 55% 55% 50% 40% 35% 35% 40% 25% 0%	n.a. n.a. 75% 65% 60% 55% 55% 50% 45% 45% 50% 40% 35% 35% 40% 25% 0%

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a syndicated loan or credit facility.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other equity interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” has the meaning assigned to such term in Section 1.1.

“Cash Equivalents” has the meaning assigned to such term in Section 1.1.

“Cash Pay Bank Loans” means First Lien Bank Loans and Second Lien Bank Loans as to which, at the time of determination, all of the interest on which is payable not less frequently than quarterly and for which not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly or quarterly period (as applicable) is payable in cash.

“CDO Securities” means debt securities, equity securities or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit), including synthetic securities that provide synthetic credit exposure to debt securities, equity securities or composite or combination securities, that entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

“Investment Grade CDO Securities” means Rated CDO Securities that are direct or synthetic debt securities (and not composite or combination securities) and are (a) Performing and (b) rated as follows by two of the following three rating agencies: “BBB-” or higher by S&P, “BBB-” or higher by Fitch and “Baa3” or higher by Moody’s.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.

“Mezzanine Investments” means debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock in each case (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.

“Non-Core Investments” means, collectively, Portfolio Investments in common equity, warrants, Non-Performing Bank Loans, Non-Performing High Yield Securities, Non-Performing Mezzanine Investments, Other Category CDO Securities and any Obligor’s investment in any Subsidiary that is not a Subsidiary Guarantor.

“Non-Investment Grade CDO Securities” means Rated CDO Securities that are direct or synthetic debt securities (and not composite or combination securities) and that are (a) Performing and (b) neither Investment Grade CDO Securities nor Other Category CDO Securities.

“Non-Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer having any debt outstanding that is non-Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.

“Non-Performing Bank Loans” means, collectively, Non-Performing First Lien Bank Loans and Non-Performing Second Lien Bank Loans.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

“Other Category CDO Securities” means (a) CDO Securities that are direct or synthetic debt securities (and not composite or combination securities) and that are (i) Performing and (ii) either (x) not-secured or (y) not Rated CDO Securities and (b) CDO Securities that are direct or synthetic equity securities or direct or synthetic composite or combination securities and that are Performing.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock or Other Category CDO Securities, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Cash Pay Bank Loans and are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Cash Pay Bank Loans and are Performing.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.

“Rated CDO Securities” means CDO Securities that are rated by at least two of S&P, Fitch and Moody’s.

“Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means, as used in respect of the determination of the Borrowing Base, common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one month of the applicable date of determination.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Value” means, with respect to any Portfolio Investment, the lower of the most recent value as determined pursuant to Section 8.5(b)(iii) and the most recent value as determined pursuant to Section 8.5(b)(i) or (ii).

8.6 Platform; Public/Private Information. Borrower hereby acknowledges that (a) Administrative Agent and/or Arranger will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger, and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 9. NEGATIVE COVENANTS.

For so long as this Agreement is in effect and thereafter until the payment in full of the Obligations, unless the Requisite Lenders (or, if required pursuant to Section 12.5, all Lenders) shall otherwise consent in the manner set forth in Section 12.5, Borrower shall not (and shall not permit any Consolidated Subsidiary to), directly or indirectly:

9.1 Financial Covenants.

(a) Ratio of Adjusted EBIT to Interest Expense. Permit the ratio of Adjusted EBIT to Adjusted Interest Expense of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter, to be less than 0.7 to 1.0. The period or periods to be used in calculating this ratio as of a particular fiscal quarter will be as follows: (i) as of March 31, 2010 — the fiscal quarter ended as of such date; (ii) as of June 30, 2010 — the two successive fiscal quarters ended as of such date; (iii) as of September 30, 2010 — the three successive fiscal quarters ended as of such date; (iv) as of December 31, 2010 and as of the last day of each fiscal quarter thereafter — the four successive fiscal quarters ended on such date. For purposes of determining the ratio set forth herein, “Adjusted Interest Expense” shall be determined on a pro forma basis, assuming that the refinancing of the loans outstanding pursuant to the Existing Credit Facility and the Senior Notes had occurred on January 1, 2010, and that the interest payable on the Loans for each day from January 1, 2010 to the Closing Date was equal to $32,902.78 per day.

(b) Priority Debt; Limitation on Debt.

(i) Any Priority Debt to be outstanding, other than: (A) the Obligations, (B) Capitalized Leases for equipment used in the ordinary course of business of Borrower and its Consolidated Subsidiaries in an aggregate principal amount not in excess of $5,000,000, (C) Swap Contracts entered into in the ordinary course of business of Borrower and its Consolidated Subsidiaries as permitted by Sections 9.2 and 9.3, and (D) unsecured Debt of a Consolidated Subsidiary owing to Borrower or to another Consolidated Subsidiary that is a Subsidiary Grantor, so long as such Debt is evidenced by a promissory note which is pledged to the Collateral Agent in accordance with and pursuant to the Collateral Documents. Notwithstanding the foregoing, in no event shall any Pledge LLC have outstanding Debt other than (x) pursuant to the Subsidiary Guaranty executed by such Pledge LLC in favor of the Collateral Agent for the benefit of the Secured Parties and (y) unsecured Debt owing to Borrower; it being understood that any such Debt and/or evidence of such Debt shall only be held by Borrower and pledged to the Collateral Agent and may not be transferred, assigned, sold or otherwise conveyed to any other party.

(ii) After the Agreement Date, incur any unsecured Debt unless (A) such unsecured Debt has no amortization prior to, and a stated maturity on or after, February 28, 2012, (B) such unsecured Debt is incurred pursuant to documentation containing other terms (including interest, amortization, covenants and events of default) that, in each case, are no more restrictive in any material respect upon Borrower and its Consolidated Subsidiaries than those set forth in this Agreement and (C) all of the proceeds (net of underwriting discounts and commissions and reasonable and customary out-of-pocket expenses incurred in connection therewith) of the issuance of such unsecured Debt are used to prepay the Loans in accordance with Section 2.5(b).

9.2 Swap Contracts. Enter into, or permit any Consolidated Subsidiary to enter into, any Swap Contract except in the ordinary course of business with a nationally recognized financial institution then having an Investment Grade Rating pursuant to transactions that are entered into for bona fide purposes of managing Borrower’s interest rate and currency risk and not for speculation.

9.3 Limitation on Liens. Permit, or permit any Consolidated Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except the following (such Liens, collectively, “Permitted Liens”):

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 7.5;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or a Consolidated Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been obtained;

(c) Liens that are normal, customary and/or incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with the making of loans to customers, worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens, banker’s liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with (i) the borrowing of money or (ii) obligations pursuant to ERISA, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and adequate reserves have been established;

(d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of Borrower and its Consolidated Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and its Consolidated Subsidiaries;

(e) Liens securing Indebtedness of a Consolidated Subsidiary to Borrower or to another Wholly-Owned Consolidated Subsidiary;

(f) Liens securing Capitalized Leases permitted by Section 9.1(b)(i) (provided that such Liens do not extend to any other property or assets of Borrower or its Consolidated Subsidiaries except to the relevant equipment for which the corresponding Debt was incurred;

(g) Liens set forth on Schedule 9.3; and

(h) Liens created under, or expressly permitted by, the Collateral Documents, and Liens securing Indebtedness arising out of Swap Contracts permitted under Section 9.2 in an amount not to exceed in the aggregate $10,000,000, so long as the Obligations shall at all times be equally and ratably secured thereby.

9.4 Restricted Payments. Except as hereafter provided:

(a) Declare or pay any dividends, either in cash or property, on any of its Equity Interests of any class to a Person other than Borrower or a Consolidated Subsidiary (except (i) dividends in the minimum amount as Borrower reasonably estimates to be required to maintain its status as a RIC; provided, that during the continuance of any Event of Default no more than ten percent (10%) of such dividend may be paid in cash and (ii) dividends paid by Allied Capital REIT, Inc. to its preferred stockholders (other than Borrower) in an aggregate amount not to exceed $10,000 annually).

(b) Directly or indirectly, or through any Consolidated Subsidiary, purchase, redeem or retire any of its Equity Interests (other than De Minimis Employee Buybacks) of any class held by any Person other than Borrower or a Consolidated Subsidiary; or

(c) Make any other payment or distribution, either directly or indirectly or through any Consolidated Subsidiary, in respect of its capital stock held by any Person other than Borrower or a Subsidiary Guarantor;

(such declarations or payments of dividends, purchases, redemptions, or retirements of capital stock and warrants, rights, or options and all such other payments or distributions being herein collectively called “Restricted Payments”).

Borrower will not, nor will it permit any Consolidated Subsidiary to, declare any dividend which constitutes a Restricted Payment payable more than 80 days after the date of declaration thereof; provided that dividends payable in the fourth quarter and any year-end extra dividend which constitute a Restricted Payment may be payable up to 120 days after the date of declaration thereof.

For purposes of this Section 9.4, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the Book Value or fair market value (as determined in good faith by the board of directors of Borrower) of such property at the time of the making of the Restricted Payment in question.

9.5 Merger, Consolidation, Sales of Assets, Change of Control.

(a) Except as provided in clauses 9.5(b), (c), (d) and (e) below: (i) Consolidate with or be a party to a merger with any other Person; (ii) liquidate, wind-up, or dissolve (or suffer any liquidation or dissolution); or (iii) Dispose of, in one transaction or a series of transactions, all or substantially all of its assets, including the capital stock of or other Equity Interests in any Consolidated Subsidiary, in each case whether now owned or hereafter acquired.

(b) So long as no Default or Event of Default then exists or arises, any Consolidated Subsidiary may merge or consolidate with or into, or effect a Disposition of all or substantially all of its assets to, Borrower or any Wholly-Owned Consolidated Subsidiary that is a Guarantor, so long as (i) (x) in any merger or consolidation involving Borrower, Borrower shall be the surviving or continuing corporation and (y) in any merger or consolidation involving a Wholly-Owned Consolidated Subsidiary (and not Borrower), a Wholly-Owned Consolidated Subsidiary that is a Guarantor and Grantor shall be the surviving or continuing corporation; and (ii) Administrative Agent shall have received copies of such documents of assumption and legal opinions (which may be issued by the general counsel or chief legal officer of Borrower) as it may reasonably request to confirm that the obligations of, and Liens in favor of the Collateral Agent on the property of, the parties to such transaction are not adversely affected thereby.

(c) So long as no Default or Event of Default then exists or arises, any Consolidated Subsidiary that is not a Material Subsidiary may liquidate, wind-up or dissolve;

(d) Dispose of its assets (including, but not limited to, Investments), except to the extent that, and subject to the provisions of clause (f) below: (i) no Material Default or Event of Default has occurred and is continuing at the time of such Disposition (unless (1) otherwise agreed by the Administrative Agent or (2) such Disposition occurs pursuant to a pre-existing contractual obligation of the Borrower or a Consolidated Subsidiary), (ii) each such Disposition shall be an Arm’s-Length Transaction, (iii) any and all rights of Borrower or any Consolidated Subsidiary in any and all Net Proceeds and other consideration (other than Excluded Assets, subject to the terms of the Security Agreement) received in connection with such sale shall (subject to the provisions of the Security Agreement regarding Second Tier Collateral) become subject to a perfected and, to Borrower’s Knowledge, first priority, Security Interest or Lien (subject to Permitted Liens) in favor of the Collateral Agent on the date received by Borrower or such Consolidated Subsidiary, (iv) immediately after giving effect to such Disposition and the prepayment of the Loans required thereby, no Borrowing Base Deficiency shall have occurred and be continuing; and (v) the portion of the Net Proceeds from such Disposition that is required to be prepaid under Section 2.5 of this Agreement shall be applied to the prepayment of the Loans in accordance with such Section 2.5. Transfers between and among Borrower and Subsidiary Guarantors shall be excluded from the operation of this clause (d) so long as (x) the Collateral Agent has a valid, fully perfected, enforceable, and to Borrower’s Knowledge, first priority Security Interest in all right, title, and interest of Borrower and the Subsidiary Grantors in the property subject to such Disposition and (y) the obligations under the applicable Subsidiary Guaranty are fully enforceable against such Subsidiary Guarantor. Transfers to a Special Acquisition Subsidiary in accordance with clause (e) below shall be excluded from this clause (d). Any Liens in favor of the Collateral Agent on assets which are the subject of a permitted Disposition shall be released as provided in the Intercreditor Agreement.

(e) Borrower may consummate the Ares Acquisition; provided, that (i) if an Event of Default has occurred and is continuing at such time, contemporaneously with the Ares Acquisition, the Loans are repaid in full, and (ii) if no Event of Default has occurred and is continuing at such time, contemporaneously with the Ares Acquisition either (a) the Loans are repaid in full or (b) all rights and obligations of Allied Capital Corporation under the Loan Documents, and all Collateral, are assigned to, and assumed by, a Special Acquisition Subsidiary pursuant to documentation in form and substance reasonably acceptable to the Administrative Agent, including receipt by the Administrative Agent of confirmation of the continuing validity and perfection of the Liens of the Collateral Agent securing the Obligations, customary legal opinions and such other customary documentation as may be reasonably requested by Administrative Agent in connection with such assignment and assumption of the Obligations. Upon any such assumption by a Special Acquisition Subsidiary of the Obligations, Allied Capital Corporation shall be released as an obligor in respect of the Obligations, such Special Acquisition Subsidiary shall become the “Borrower” hereunder and shall accede to all rights and obligations of Allied Capital Corporation under this Agreement and the other Loan Documents.

(f) Except as provided in clause (e) above, in no event will Borrower Dispose of all or substantially all of its assets unless contemporaneously therewith the Loans are repaid in full.

(g) Permit any Consolidated Subsidiary to issue any Voting Stock of such Consolidated Subsidiary except to satisfy the rights of minority shareholders to receive issuances of stock which are non-dilutive to Borrower and/or any Consolidated Subsidiary; provided that, the foregoing restrictions do not apply to issuances of Voting Stock to Borrower or to a Wholly-Owned Consolidated Subsidiary or the issuance of directors’ qualifying shares.

(h) Take any action, or permit any officer to take any action, to effect or participate in the completion of a Change of Control unless the Change of Control (i) is pursuant to clause (e) above or (ii) is consummated contemporaneously with the prepayment of the Obligations pursuant to Section 2.5.

9.6 Fiscal Year. Change its fiscal year from that in effect as of the Agreement Date.

9.7 Transactions with Affiliates. Permit to exist or enter into, and will not permit any of its Consolidated Subsidiaries to permit to exist or enter into, any transaction or arrangement with any Affiliate (including the purchase, sale, lease, or exchange of any property or the rendering of any service) or with any director, officer, or employee of Borrower, any Consolidated Subsidiary, or any other Affiliate, except transactions in the ordinary course of, and pursuant to the reasonable requirements of the, business of Borrower or such Consolidated Subsidiary and upon fair and reasonable terms which are no less favorable to Borrower or such Consolidated Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

9.8 Employee Benefit Plans. Withdraw, or permit any Consolidated Subsidiary to withdraw, from any Multiemployer Plan to which it may hereafter contribute or permit any employee benefit plan hereafter maintained by it to be terminated if such withdrawal or termination could result in Material withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Material Lien on any property of Borrower or any Consolidated Subsidiary pursuant to section 4068 of ERISA.

9.9 Prepayment of Other Debt.

Directly or indirectly, prepay, redeem, purchase, defease, satisfy, or acquire prior to the stated maturity thereof, in any manner, any Debt (other than the Obligations in accordance with the terms of this Agreement and the repayment of the Debt governed or evidenced by the Existing Credit Agreement and Senior Notes contemplated to occur concurrently with the effectiveness of this Agreement), whether subordinated or not, or make any offer or tender to do any of the foregoing.

9.10 Nature of Business. Neither Borrower nor any Consolidated Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Borrower and its Consolidated Subsidiaries would be substantially changed from the general nature of the business engaged in by Borrower and its Consolidated Subsidiaries on the date of this Agreement as described in the Reference 10-K.

9.11 Investments. Borrower will not, nor will it permit any Consolidated Subsidiary to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts with banks and investments in Cash and Cash Equivalents;

(b) Investments by Borrower and the Subsidiary Guarantors in Borrower and the Subsidiary Guarantors;

(c) Swap Agreements entered into in the ordinary course of Borrower’s financial planning and not for speculative purposes and permitted under Section 9.2;

(d) Portfolio Investments existing as of the Closing Date;

(e) Investments in Subsidiaries (other than Subsidiary Guarantors) existing as of the Closing Date;

(f) any Investments required pursuant to unfunded commitments or any other contractual commitments of Borrower or its Consolidated Subsidiaries to Portfolio Companies existing as of the Closing Date (including any commitments being offered as of the Closing Date to provide acquisition financing in connection with the sale of any Portfolio Company); and

(g) additional Investments (excluding Investments made pursuant to clause (f) above) in existing Portfolio Companies not to exceed $25,000,000 in the aggregate.

9.12 Section 18(a)(1)(A) of the Investment Company Act. Borrower will not, for so long as any of the Principal Debt remains outstanding, violate Section 18(a)(1)(A) of the Investment Company Act, as modified by Section 61(a)(1) of the Investment Company Act, whether or not it is subject to those sections or any successor provisions thereto of the Investment Company Act.

9.13 Terrorism Sanctions Regulations. Not permit any Consolidated Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

SECTION 10. DEFAULT.

10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration, or otherwise) the principal of any of the Loans.

(b) Default in Payment of Other Amounts. Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations (other than the principal of any Loan) owing by Borrower under this Agreement (including, without limitation, pursuant to Section 7.11) or any other Loan Document and such failure shall continue for a period of three (3) Business Days after the earlier of (i) the date on which a Senior Financial Officer first obtains personal knowledge of such default or (ii) the date upon which Borrower has received written notice of such failure from Administrative Agent.

(c) Default in Performance. (i) Borrower shall fail to comply with the use of proceeds covenant in Section 7.13, or (ii) Borrower shall fail (or, where applicable, shall fail to cause any Consolidated Subsidiary) to perform or observe any term, covenant, condition, or agreement on its part to be performed or observed contained in Sections 7.8, 7.9, 8.3(c), 8.3(d), 8.4(i), 8.5, 9.1, 9.2, 9.3, 9.4, 9.5, 9.9, or 9.12 and such default shall continue for more than five (5) Business Days, or (iii) Borrower or any other Loan Party, shall fail (or, where applicable, shall fail to cause any Consolidated Subsidiary) to perform or observe any other term, covenant, condition, or agreement contained in this Agreement, and in the case of this clause (iii) such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Senior Financial Officer first obtains actual personal knowledge of such failure or (y) the date upon which Borrower has received written notice of such failure from Collateral Agent or Administrative Agent.

(d) Misrepresentations. Any representation, or warranty made or deemed made by or on behalf of Borrower or any other Loan Party in this Agreement or any other Loan Document, or in any certificate at any time furnished to Administrative Agent or any Lender in connection with this Agreement or the other Loan Documents, shall at any time prove to have been untrue in any material respect when furnished or made.

(e) Cross-Default.

(i) Borrower or any Consolidated Subsidiary shall fail to pay when due (whether by lapse of time, by declaration, by call for redemption, or otherwise) the principal of, or interest on, any Consolidated Debt (other than the Principal Debt) having an aggregate unpaid principal amount in excess of $25,000,000, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

(ii) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which Consolidated Debt (other than the Obligations) of Borrower or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $25,000,000 may be issued and the holder or holders of such Consolidated Debt (or a trustee or agent acting on their behalf) shall cause, or shall be lawfully or contractually entitled to cause, the acceleration of the maturity of such Consolidated Debt or Borrower or a Consolidated Subsidiary has become obligated to purchase, prepay, or redeem such Consolidated Debt or one or more Persons have the right to require Borrower or any Consolidated Subsidiary to purchase, prepay or redeem such Consolidated Debt; or

(iii) the occurrence under any Swap Contract of a termination date prior to the stated or contracted termination date as a result of defaults by Borrower or any Consolidated Subsidiary and the liability of Borrower or any Consolidated Subsidiary as a result thereof (determined consistently with the definition of Swap Contract), individually or in the aggregate, is greater than $25,000,000.

(f) Voluntary Bankruptcy Proceeding. Borrower or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or any other federal Debtor Relief Law; (ii) file a petition seeking to take advantage of any other Debtor Relief Law; (iii) consent to, or fail to contest in a timely manner, any petition filed against it in an involuntary case under any Debtor Relief Law or consent to any proceeding or action described in the immediately following clause (g); or (iv) apply for or consent to, or fail to contest in a timely manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of the major part of its property;

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower or any Material Subsidiary in any court of competent jurisdiction seeking relief under the Bankruptcy Code of the United States of 1978, as amended or any other Debtor Relief Laws and such case or proceeding is not dismissed within 60 days; or the appointment of a trustee, receiver, custodian, liquidator or similar officer for Borrower or any Material Subsidiary or for the major part of its property and such appointment is not discharged within 60 days; or Borrower or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors.

(h) Contest of Loan Documents. Any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect, and such material provision is not restored or otherwise remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such occurrence and (ii) Borrower receiving written notice of such occurrence from Administrative Agent or Collateral Agent.

(i) Judgment. A final judgment or order for the payment of money shall be entered against Borrower or any Material Subsidiary or against any property or assets of Borrower or any Material Subsidiary by any court or other tribunal which exceeds, individually or together with all other such judgments or orders entered against Borrower and its Material Subsidiaries at the time remaining unpaid, $25,000,000 in amount and such judgment or order shall continue unpaid for a period of 60 days without being stayed, vacated, or bonded through appropriate appellate proceedings.

(j) Attachment. A warrant, writ of attachment, execution, or similar process shall be issued against any property of Borrower or any Consolidated Subsidiary which exceeds, individually or together with all other such warrants, writs, executions, and processes, $25,000,000 in amount and such warrant, writ, execution, or process shall not be discharged, vacated, stayed, or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution, or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution, or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of Borrower or any of its Consolidated Subsidiaries.

(k) ERISA. Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by Borrower or any ERISA Affiliate, any plan administrator, or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause Borrower or any ERISA Affiliate to incur a current payment obligation in excess of $25,000,000.

(l) Loan Documents. A default shall occur in the observance or performance of any other provision of any of the other Loan Documents which is not remedied within the grace period specified for such default in the applicable Loan Document or, if no grace period is specified, within thirty (30) days after the earlier of (i) the day on which a Senior Financial Officer first obtains actual personal knowledge of such default, or (ii) the day on which written notice thereof is given to Borrower by the Collateral Agent, Administrative Agent, or any Lender.

(m) Collateral Documents. Any Lien on Collateral granted and perfected under any Collateral Document executed and/or delivered pursuant to Section 6.23 or Section 7.10 shall for any reason (other than pursuant to the terms thereof or as a result of any or inaction by any Secured Party) cease to constitute a valid and perfected Lien with the same priority as in effect on the first date such Lien shall have been perfected in such Collateral (other than non-material items), and such Lien is not restored or otherwise remedied within thirty (30) days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such occurrence and (B) Borrower receiving written notice of such occurrence from Administrative Agent or Collateral Agent.

10.2 Remedies Upon Event of Default. Upon the occurrence and continuance of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1(f) or 10.1(g), the entire unpaid balance of the Obligations of Borrower under the Loan Documents shall become immediately and automatically due and payable by Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower.

(ii) Optional. If any Event of Default (other than pursuant to Section 10.1(f) or 10.1(g)) shall have occurred and be continuing, Administrative Agent may, and at the direction of the Requisite Lenders shall (subject to the terms of Section 11), declare the entire unpaid balance of the Obligations under the Loan Documents, or any part thereof, immediately due and payable; whereupon the same shall immediately become due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower.

(b) Loan Documents. The Requisite Lenders may direct Administrative Agent to, and Administrative Agent if so directed shall (subject to the terms of Section 11), exercise any and all of its rights under any and all of the other Loan Documents, subject to the Intercreditor Agreement.

(c) Applicable Law. Subject to the terms of the Intercreditor Agreement, the Requisite Lenders may direct Administrative Agent to, and Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law to (i) reduce any claim to judgment; (ii) to the extent permitted by Applicable Law, exercise (or request each Lender and each of their respective Affiliates to, and each Lender and each of their respective Affiliates shall be entitled to, exercise) the rights of offset or banker’s Lien against the interest of Borrower and each Subsidiary Guarantor in and to every account (general or special, time or demand, provisional or final, in whatever currency (other than special accounts, trust accounts, or escrow accounts maintained by Borrower in a fiduciary capacity or as an agent for unrelated third parties or any Portfolio Company)) and other property of Borrower and each Subsidiary Guarantor which are in the possession of Administrative Agent or any Lender or any of their respective Affiliates to the extent of the full amount of the Obligations (to the extent permitted by Applicable Law, Borrower and each Subsidiary Guarantor being deemed directly obligated to each Lender in the full amount of the Obligations for such purposes), irrespective of whether or not Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Documents and although such obligations of Borrower or any Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of Administrative Agent or such Lender different from the branch or office holding such deposit or obligated under such indebtedness; and (iii) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Applicable Laws of the State of New York, or any other applicable jurisdiction as Administrative Agent shall deem appropriate, or otherwise, including, but not limited to, the right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any right granted to Administrative Agent or any Lender in any of the Loan Documents.

10.3 Allocation of Proceeds. If a Default or Event of Default shall have occurred and be continuing (and if no order of application is otherwise specified herein or in any other Loan Document for payments received after a Default or Event of Default), all payments received by Administrative Agent, or any Lender under any of the Loan Documents, in respect of the Obligations (including proceeds from the exercise of any rights), shall be applied by Administrative Agent in the following order and priority:

(a) to payment of fees, indemnities, expenses and other amounts due to Administrative Agent in its capacity as such;

(b) to payment of fees, indemnities, expenses and other amounts (other than principal of and interest on the Loans) due to the Lenders, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) to payment of accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) to payment of unpaid principal of Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e) to payment of unpaid Secured Cash Management Obligations then owing; and

(f) the balance, if any, after all Obligations have been paid in full, to Borrower or as otherwise required by the Intercreditor Agreement or by law.

Notwithstanding the foregoing, Obligations arising under Cash Management Services Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank.

10.4 Performance by Administrative Agent. If Borrower shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, Administrative Agent may perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Administrative Agent, promptly pay any amount reasonably expended by Administrative Agent in such performance or attempted performance to Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

10.5 Rights Cumulative. The rights, remedies, powers, and privileges of Administrative Agent and Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights, remedies, powers, or privileges which any of them may otherwise have under Applicable Law.

10.6 Borrower Waivers. To the extent permitted by Applicable Law, Borrower and each other Loan Party, hereby waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agree that their respective liability with respect to the Obligations (or any part thereof) shall not be affected by any renewal or extension in the time of payment of the Obligations (or any part thereof), by any indulgence, or by any release or change in any security for the payment of the Obligations (or any part thereof).

10.7 Delegation of Duties and Rights. Lenders and Administrative Agent may perform any of their duties or exercise any of their rights under the Loan Documents by or through their respective representatives.

10.8 Not in Control. Nothing in any Loan Document shall, or shall be deemed to (a) give Administrative Agent or any Lender the right to exercise control over the assets (including real property), affairs, or management of Borrower or any Subsidiary, (b) preclude or interfere with compliance by Borrower or any Subsidiary with any Applicable Law, or (c) require any act or omission by Borrower or any Subsidiary that may be harmful to Persons or property. Any “Material Adverse Effect” or other materiality qualifier in any representation, warranty, covenant, or other provision of any Loan Document is included for credit documentation purposes only and shall not, and shall not be deemed to, mean that Administrative Agent or any Lender acquiesces in any non-compliance by Borrower or any Subsidiary with any Applicable Law or document, or that Administrative Agent or any Lender does not expect Borrower or any Subsidiary to promptly, diligently, and continuously carry out all appropriate removal, remediation, and termination activities required or appropriate in accordance with all Environmental Laws. Administrative Agent and Lenders have no fiduciary relationship with or fiduciary duty to Borrower or any Subsidiary arising out of or in connection with the Loan Documents, and the relationship between Administrative Agent and Lenders, on the one hand, and Borrower and its Consolidated Subsidiaries, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor. The power of Administrative Agent and Lenders under the Loan Documents is limited to the rights provided in the Loan Documents, which rights exist solely to assure payment and performance of the Obligations and may be exercised in a manner calculated by Administrative Agent and Lenders in their respective good faith business judgment.

10.9 Course of Dealing. The acceptance by Administrative Agent or Lenders at any time and from time to time of partial payment on the Obligations shall not be deemed to be a waiver of any Default or Event of Default then existing. No waiver by Administrative Agent, Requisite Lenders, or Lenders of any Default or Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Default or Event of Default. No delay or omission by Administrative Agent, Requisite Lenders, or Lenders in exercising any right under the Loan Documents shall impair such right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Documents or otherwise.

SECTION 11. APPOINTMENT OF ADMINSTRATIVE AGENT.

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Requisite Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Requisite Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Requisite Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section and Sections 12.2 and 12.8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 12.5, the Administrative Agent may, with the prior consent of the Requisite Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized (i) to release any Lien covering property that is the subject of either a Disposition of property permitted hereunder or a Disposition to which the Requisite Lenders have consented and (ii) to grant any release in connection with the repayment or prepayment in the customary course of business of any indebtedness owing from a Portfolio Company to Borrower or any Consolidated Subsidiary (and the transfer, assignment, sale or release of any instrument or other asset evidencing or securing such indebtedness) provided that the proceeds of the repayment or prepayment of such indebtedness are not required to be applied to the Obligations pursuant to the terms of this Agreement.

SECTION 12.	MISCELLANEOUS.
12.1	Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed, or delivered to the applicable address, facsimile number, or (subject to clause (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows (or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section 12.1):

(i) If to Borrower:

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, DC 20006-3434
Attention: Penni F. Roll, Chief Financial Officer
Telephone/Telecopy: (202) 721-6192

With a copy to:

Dickstein Shapiro LLP
1825 Eye Street, N.W.
Washington, DC 20006
Attention: Howard S. Jatlow
Telecopy: (202) 420-2201

with a copy to:

Allied Capital Corporation 1919 Pennsylvania Avenue, N.W. Washington, DC 20006-3434 Attention: Alexander D. Fine, Executive Vice President Telephone:(202) 721-6166 Telecopy:(202) 721-6101
(ii)	If to Administrative Agent:

JPMorgan Chase Bank, N.A.

1111 Fannin St , 10th Fl

Houston , TX 77002

Attn : Maria Benumea

Tel 713-750-2535

Fax 713-374-4312

(iii) If to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, Or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender, and the Related Parties or each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. Notwithstanding the foregoing, nothing contained in this Section 12.1(e) shall exculpate Administrative Agent, any Lender, or any Related Party of any of them from its gross negligence or willful misconduct or require Borrower to indemnify Administrative Agent or any Lender, or any Related Party of any of them to the extent that the losses, costs, expenses, and liabilities referred to in the preceding sentence are determined by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.2 Expenses.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses actually incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel and any financial advisor or consultant for Administrative Agent), in connection with the arrangement and structuring of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses actually incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for, and any financial and other consultants and advisors for, Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.2, or (B) in connection with the Loans, including all such out-of-pocket expenses actually incurred during any workout or restructuring or negotiations in respect of such Loans. Borrower shall also pay the reasonable attorneys’ fees and expenses of counsel to Administrative Agent in connection with the negotiation and review of the Collateral Documents and the Intercreditor Agreement, including, in each case, any amendments thereto.

(b) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) of this Section 12.2 or clause (a) of Section 12.8 to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (determined based on the then current or most recently outstanding Loans held by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (b) are subject to the provisions of Section 3.6.

(c) Payment of Collateral Agent’s Fees and Expenses. Without limiting the foregoing, Borrower agrees to pay all reasonable fees of the Collateral Agent in connection with the preparation, execution, and delivery of the Intercreditor Agreement and the Collateral Documents and the transactions contemplated thereby, including but not limited to reasonable attorneys’ fees and to pay to the Collateral Agent from time to time all reasonable fees, and documented out-of-pocket expenses and other amounts as shall be required to be paid by Borrower to the Collateral Agent in accordance with the terms of the Intercreditor Agreement and the Collateral Documents.

(d) Payments. All amounts payable under this Section 12.2 (other than clause (c)) shall be due 30 days after demand or invoicing therefor.

(e) Survival. The agreements in this Section 12.2 shall survive the resignation of Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

12.3 Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower or its properties in the courts of any jurisdiction.

(b) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Borrower and each other party hereto consents to service of process in the manner provided for notices in Section 12.1(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this Section 12.3.

12.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 12.4, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 12.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 12.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 12.4 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its Loans, rights and obligations under this Agreement; provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) any assignment must be approved by Administrative Agent, and, so long as no Event of Default is continuing hereunder, Borrower, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); provided that, each such consent shall not be unreasonably withheld or delayed; and

(iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Assignment Fee, unless such fee is waived by Administrative Agent in its sole discretion, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section 12.4, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.1, 4.5, 4.6, and 12.8 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Promissory Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 12.4.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive as to the identity of Lenders and their respective Commitments, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, or any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification which decreases the amount of principal of, or the rate at which interest is payable on such Loans or Promissory Note or extends any scheduled principal payment date or date fixed for the payment of interest on such Loans or Promissory Note, or extends the Commitment of such Lender in a manner that affects such Participant. Subject to clause (e) of this Section 12.4, Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1, 4.5 or 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 4.6(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Promissory Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.5 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any Subsidiary Guarantor therefrom, shall be effective unless in writing signed by the Requisite Lenders and Borrower or the applicable Subsidiary Guarantor, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided however, that no such amendment, waiver or consent shall:

(a) [Reserved];

(b) extend or increase the Commitment of any Lender without the written consent of such Lender;

(c) postpone the Maturity Date or any date fixed by this Agreement or any other Loan Document for any payment (other than prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Post-Default Rate” or to waive any obligation of Borrower to pay interest at the Post-Default Rate;

(e) change Section 3.2 or Section 10.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 12.5 or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender,

(g) release any Subsidiary Guarantor from any Subsidiary Guaranty, without the written consent of each Lender; or

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender.

and; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 12.5, the consent of one or more Lenders whose consent is required for such proposed change, waiver, discharge or termination is not obtained (a “Non-Consenting Lender”), then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 4.7 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

12.6 Nonliability of Agent and Lenders. The relationship between Borrower and Lenders and Administrative Agent shall be solely that of borrower and lender. Administrative Agent and Lenders shall have no fiduciary responsibilities to Borrower; and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Administrative Agent or any Lender to any Lender, Borrower, or any Subsidiary. Neither Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

12.7 Confidentiality. Each of Administrative Agent, and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 12.7 to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower; (g) with the consent of Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, or any Lender on a nonconfidential basis from a source other than Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.

For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Administrative Agent, or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

12.8 INDEMNIFICATION.

(a) Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify and hold harmless, Administrative Agent (and any sub-agent thereof), Arranger, each Lender, and the Related Parties of any of the foregoing persons (each such person being called an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, and disbursements (including Attorney Costs) that may be incurred by or asserted or awarded against any Indemnified Party, by any third party in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) (a) the execution, delivery, enforcement, performance, or administration of any Loan Document or any other agreement, letter, or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by borrower or any of its subsidiaries or any environmental liability related in any way to borrower or any of its subsidiaries, or (d) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnified Party is a party thereto, IN all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of the indemnified party; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Party’s gross negligence or willful misconduct. All amounts due under this Section 12.8 shall be payable within ten Business Days after demand therefor.

(b) to the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this agreement and any other loan document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any loan or the use of the proceeds thereof.

(c) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and Obligations of Borrower contained in this Section 12.8 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

12.9 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

12.10 Reserved.

12.11 Reserved.

12.12 Governing Law. The Loan Documents have been entered into pursuant to Sections 5-1401 and 5-1402 of the New York General Obligations Law, and the laws of the State of New York and of the United States of America shall govern the rights and duties of the parties to the Loan Documents and the validity, construction, enforcement, and interpretation of the Loan Documents.

12.13 Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered by telecopy or other electronic imaging means shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. A facsimile or electronic transmission of the signature page of any party on any counterpart shall be effective as the signature page of the party executing such counterpart and shall be deemed to constitute an original signature of such party to this Agreement and shall be admissible into evidence for all purposes.

12.14 Entirety. The rights and Obligations of Borrower and its Consolidated Subsidiaries, Lenders, and Administrative Agent shall be determined solely from written agreements, documents, and instruments, and any prior oral agreements between such parties are superseded by and merged into such writings. This Agreement (as amended in writing from time to time in accordance with the terms hereof) and the other written Loan Documents executed by Borrower or any of its Consolidated Subsidiaries, any Lender, and/or Administrative Agent, (together with all commitment letters and fee letters only as they relate to the payment of fees after the Closing Date) represent the final agreement between Borrower and its Consolidated Subsidiaries, Lenders, and Administrative Agent, and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by such parties, it being expressly understood and agreed that it is the parties intent that this Agreement is a complete amendment and restatement of the Existing Credit Agreement, the terms and conditions of which have been superseded and replaced in their entirety by the terms and provisions of this Agreement. There are no unwritten oral agreements between such parties. The parties hereto agree that this Agreement is given as a continuation, modification and extension of the Existing Credit Agreement and is not intended as a novation of the Existing Credit Agreement, nor shall they be deemed to have terminated, extinguished or discharged the indebtedness under the Existing Credit Agreement, all of which indebtedness shall continue under and be governed by this Agreement and the other Loan Documents, except as expressly provided otherwise herein.

12.15 Construction. Administrative Agent, Borrower, and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Administrative Agent, the other Agents, Borrower, and each Lender.

12.16 Discharge Only Upon Payment in Full. The obligations of Borrower and each Consolidated Subsidiary under the Loan Documents shall remain in full force and effect until payment in full of the Loans and of all interest, fees, and other amounts of the Obligations then due and owing, except that SECTION 4, SECTION 11 and SECTION 12, and any other provisions under the Loan Documents expressly intended to survive by the terms hereof or by the terms of the applicable Loan Documents, shall survive such termination.

12.17 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any receivership, liquidation, or bankruptcy proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.18 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request for information by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

12.19 Intercreditor Agreement.

(A) EACH LENDER (I) CONSENTS TO THE TERMS OF THE INTERCREDITOR AGREEMENT AND AGREES TO BE BOUND THEREBY, AND (II) AUTHORIZES AND INSTRUCTS ADMINISTRATIVE AGENT TO (A) ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND (B) TAKE ALL ACTIONS AND EXECUTE ALL DOCUMENTS REQUIRED OR DEEMED ADVISABLE BY ADMINISTRATIVE AGENT IN CONNECTION THEREWITH. THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL BE BINDING ON ALL LENDERS, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

(B) SUBJECT TO SECTION 12.5, THE LENDERS AUTHORIZE ADMINISTRATIVE AGENT TO DIRECT THE COLLATERAL AGENT TO TAKE ACTION (OR REFRAIN FROM TAKING ACTION) UNDER THE COLLATERAL DOCUMENTS AND TO INSTRUCT THE COLLATERAL AGENT TO TAKE (OR REFRAIN FROM TAKING) ANY AND ALL ACTIONS THAT ADMINISTRATIVE AGENT IS AUTHORIZED TO TAKE PURSUANT TO THE CREDIT AGREEMENT WITH RESPECT TO COLLATERAL AND MATTERS INCIDENTAL THERETO.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES FOLLOWIN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIED CAPITAL CORPORATION

By: /s/ Penni F. Roll
Name: Penni F. Roll
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

and a Lender

By: /s/ Richard J. Poworoznek
Name: Richard J. Poworoznek
Title: Executive Director